Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CARBON APPALACHIAN COMPANY, LLC

(A Delaware limited liability company)

Dated as of August 15, 2017

THE INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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EXHIBITS

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CARBON APPALACHIAN COMPANY, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Carbon Appalachian Company, LLC (the “Company”), dated as of August 15, 2017 (the “Effective Date”), is entered into by and among Carbon Natural Gas Company, a Delaware corporation (“Carbon”), Yorktown Energy Partners XI, L.P., a Delaware limited partnership (“Yorktown”), Old Ironsides Fund II-A Portfolio Holding Company, LLC, a Delaware limited liability company (“OIE Fund II-A”) and Old Ironsides Fund II-B Portfolio Holding Company, LLC, a Delaware limited liability company (“OIE Fund II-B” and, together with OIE Fund II-A, “Old Ironsides”). Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in Article XI.

W I T N E S S E T H:

WHEREAS, the Members entered into the Prior Agreement as of February 23, 2017;

WHEREAS, the Members desire to amend and restate the Prior Agreement to reflect (i) $14,000,000 of additional Capital Contributions by the Class A Members to the Company on the Effective Date, (ii) the adjustment of the Capital Commitments of the Class A Members, (iii) the modification of certain other rights and obligations of the Class A Members and (iv) the other amendments set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the Members, and of other good and valuable mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree on the following terms and conditions:

ARTICLE I
GENERAL

Section 1.1 Formation and Organization.

(a) The Company has been formed as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) in the office of the Secretary of State of the State of Delaware under and pursuant to the Act.

(b) The Members hereby agree that during the term of the Company, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and provisions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Act. Notwithstanding anything herein to the contrary, Section 18-210 of the Act, entitled Contractual Appraisal Rights, shall not apply or be incorporated into this Agreement.

Section 1.2 Name. The name of the Company shall be “Carbon Appalachian Company, LLC.” The business of the Company shall be conducted under the name “Carbon Appalachian Company, LLC” or such other name or names as the Board may determine from time to time.

Section 1.3 Principal Office. The principal office of the Company shall be located at 1700 Broadway, Suite 1170, Denver, Colorado 80290, or such other place as the Board shall determine from time to time.

Section 1.4 Registered Office and Registered Agent. The registered office of the Company required by law to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Board may designate from time to time.

Section 1.5 Term. The existence of the Company commenced as of the date upon which the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware, and the Company shall continue in existence until it is dissolved in accordance with the provisions of this Agreement, and to the extent provided under the Act, until its affairs are wound up and the Company is terminated in accordance with the provisions of this Agreement and the Act.

Section 1.6 Purposes. The purposes of the Company, whether carried out in its own name or through its Subsidiaries, are as follows:

(a) to engage in the evaluation, acquisition, exploration, drilling, development and production of or for oil, gas and other hydrocarbons within the AMI;

(b) to engage in all other necessary and appropriate activities incidental to the foregoing business that may be lawfully conducted by a limited liability company under the Act; and

(c) to engage in or perform any and all activities otherwise authorized by the Board in accordance with the terms of this Agreement.

Section 1.7 Qualification in Other Jurisdictions. The Company shall execute and cause to be filed original or amended articles and/or certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business. At the request of the Manager, each Member agrees to execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 1.8 Title to Property. All property owned by the Company shall be owned by the Company as an entity or by its Subsidiaries and no Member shall have any ownership interest in such property in its individual capacity, and each Member’s Interests in the Company shall be personal property for all purposes. The Company shall hold title to all of its property in the name of the Company or one or more of its Subsidiaries, not in the name of any Member.

Section 1.9 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

ARTICLE II
MANAGEMENT

Section 2.1 Management of the Company by the Board of Directors.

(a) Management by the Board of Directors. Subject to the terms hereof and except as the Manager and/or the other officers are permitted hereby, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of a board of directors (the “Board of Directors” or the “Board”). The members of the Board of Directors as of the Effective Date shall be those Persons set forth on Exhibit B hereto. Each member of the Board of Directors is referred to herein as a “Director.”

(b) Place of Meetings. Meetings of the Board of Directors, regular or special, will be held at such places, either within or without the State of Delaware, as may be specified by the person calling the meeting. In the absence of specific designation, meetings of the Board of Directors shall be held at the principal office of the Company.

(c) Regular Meetings. The Board of Directors shall meet on a quarterly basis at such times and places as may be fixed from time to time by the Board and communicated to all Directors. Any and all business may be transacted at any regular meeting.

(d) Special Meetings. Special meetings of the Board of Directors shall be held at any time upon the call of any Director or the Manager. If the Manager desires to take or have authorized any action that requires approval of the Board, the Manager shall request that the Board of Directors take action with respect thereto by so notifying the Board of Directors in writing and describing in such notification (i) the nature of the transaction or business and (ii) the proposed course of action recommended by the Manager. The Manager shall deliver the notification referred to above, together with any available information that is reasonably necessary to enable the Board of Directors to consider the advisability of the proposed course of action, to the Board of Directors a reasonable period of time prior to the dates by which action is to be taken as specified therein. Notice of any such special meeting shall be in writing and shall be given personally or by facsimile or Electronic Transmission to each member of the Board of Directors at least three Business Days prior to the date of the meeting.

(e) Attendance at and Notice of Meetings. Attendance at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened, not authorized by the Agreement or impermissible as a matter of Law.

(f) Quorum. A quorum shall exist when a number of Directors representing at least a Majority of the Voting Power is present in person or by proxy. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting any business may be transacted that might have been transacted at the meeting as originally convened.

(g) Voting. For purposes of any vote, approval, consent or other action to be taken by the Board, each Director shall possess one (1) vote. As used in this Agreement, a “Majority of the Voting Power” means the affirmative votes of those Directors whose aggregate votes equal or exceed a majority of the number of Directors comprising the full Board. As used in this Agreement, a “Supermajority of the Voting Power” means the affirmative votes of those Directors whose aggregate votes equal or exceed a majority of the number of Directors comprising the full Board, provided that at least one (1) such vote is the affirmative vote of a Carbon Designee for so long as Carbon is entitled to designate Directors and is not a Defaulting Member.

(h) Proxy. Each Director entitled to vote at a meeting of the Board of Directors may authorize another Director to act for such Director by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in an Interest itself or an interest in the Company generally.

(i) Action by the Board of Directors Without a Meeting. Action required or permitted to be taken at a meeting of Directors may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by at least a Majority of the Voting Power (if the action requires approval of a Majority of the Voting Power) or signed by at least a Supermajority of the Voting Power (if the action requires approval of a Supermajority of the Voting Power). Action taken under this Section 2.1(i) is effective when the requisite number of Directors have signed the consent, unless the consent specifies a different effective date. The Board of Directors shall promptly provide a copy of such adopted written consent to all Directors.

(j) Telephonic Meetings. The Board of Directors may hold meetings by means of conference telephone or similar communications equipment by means of which all of the Directors participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

(k) Minutes. All decisions and resolutions of the Board of Directors shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a consent executed in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board of Directors shall be circulated to all Directors as soon as practical after each meeting and shall be kept at the principal office of the Company.

(l) Additional Information. Upon request from time to time by any Director, the Manager or other officer shall promptly provide to such Director any and all documents and information requested by such Director relating to the business, operations, prospects, properties, liabilities, financial condition or results of operations of the Company, including (i) the Records of the Company, (ii) any contracts or agreements to which the Company is a party and (iii) documents and information relating to or evidencing any claim or liability to which the Company or its assets are subject.

Section 2.2 Election of Directors.

(a) Qualifications. Each Director shall be a natural person. A Director need not be a resident of the State of Delaware, a Member or an officer of the Company.

(b) Number. The Board of Directors shall be comprised of four (4) Directors and the Directors shall be the persons whose names are set forth on Exhibit B attached hereto. Each Director shall hold office until a successor shall have been designated in accordance with the terms of this Agreement. The number of Directors may be increased or decreased from time to time by a Supermajority of the Voting Power. Upon the removal of any Director pursuant to Section 2.2(e) or mandatory resignation pursuant to Section 2.2(g), the number of Directors shall be automatically reduced.

(c) Designees.

(i) Old Ironsides Designees. Old Ironsides shall be entitled to appoint three (3) persons to serve on the Board (each, an “Old Ironsides Designee”). The current Old Ironsides Designees are identified on Exhibit B attached hereto.

(ii) Carbon Designee. Carbon shall be entitled to appoint one (1) person to serve on the Board (“Carbon Designee”). The current Carbon Designee is identified on Exhibit B attached hereto.

(iii) The right of Old Ironsides to appoint Directors is transferable in whole (and not in part), and may be transferred by such Member to any transferee of such Member’s Class A Units to the extent such Transfer of Class A Units is permitted pursuant to Section 6.1, provided such transferee (after giving effect to such Transfer) holds twenty percent (20%) or more of the outstanding Class A Units. The right of Carbon to appoint Directors is not transferable.

(iv) If Old Ironsides, or any Member to which such Member has transferred rights to appoint Directors, shall at any time own less than twenty percent (20%) of the outstanding Class A Units, such Member shall no longer be entitled to appoint any Directors, all of its appointed Directors shall be deemed to have concurrently resigned as a Director of the Company and all references and provisions in this Agreement requiring the vote of or granting rights to any Directors appointed by such Member shall be inapplicable and disregarded, in each case with no further action required by any such Director, the Company or any other Member.

(d) Vacancies. If any member of the Board of Directors appointed by a party (the “Designating Party”) pursuant to Section 2.2(c) (each, a “Board of Directors Designee”) shall cease to serve as a member of the Board of Directors for any reason, the vacancy resulting thereby shall be filled by another individual to be appointed by the Designating Party.

(e) Removal. No members of the Board of Directors shall be removed from office without the consent of the applicable Designating Party; provided, however, that if a party is no longer entitled to appoint a Board of Directors Designee or Designees pursuant to Section 2.2(c), the members of the Board of Directors other than those appointed by such party shall be entitled to remove the Board of Directors Designee or Designees appointed by such party with or without cause. Any member of the Board of Directors may be removed from office at any time, with or without cause, if the Designating Party that appointed such Director delivers to the Board of Directors a written notice requesting the removal of such member of the Board of Directors.

(f) Resignation. A Director may resign from the Board of Directors at any time by giving written notice to the Company. Such resignation shall take effect three Business Days following receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make it effective.

(g) Mandatory Resignation. Unless otherwise approved by the Designating Party who appointed such Director, if any Director who is an Affiliate of any Member ceases to be an Affiliate of such Member or such Member ceases to be a Member of the Company for any reason, such Director shall be deemed to have immediately resigned as a Director and shall not be entitled to be re-appointed as a Director.

(h) Compensation. No Director is entitled to remuneration for services rendered or goods provided to the Company in his or her capacity as a Director.

Section 2.3 Duties of the Board of Directors.

(a) To the fullest extent permitted by the Act, a person, in performing his duties and obligations as a Director under this Agreement, shall be entitled to act or omit to act at the direction of the Member, if any, that designated such person to serve on the Board of Directors, considering only such factors, including the separate interests of the Designating Party, as such Director or Designating Party chooses to consider, and any action of such Person or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and any other Member, on the one hand, and such Person or Designating Party, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exist under the Act or any other applicable Law) on the part of such Person or Member to the Company or any other Director or Member of the Company.

(b) The Members (in their own names and in the name and on behalf of the Company) hereby:

(i) agree that (A) the terms of this Section 2.3, to the extent that they modify or limit a duty or other obligation, if any, that a Director may have to the Company or any Member under the Act or other applicable Law, are reasonable in form, scope and content; and (B) the terms of this Section 2.3 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Director may have to the Company or any Member, under the Act or any other applicable Law; and

(ii) waive to the fullest extent permitted by the Act, any duty (including any fiduciary duty) or other obligation, if any, that a Director may have to the Company or a Member, pursuant to the Act or any other applicable law.

(c) Each Member (in its own name and in the name and on behalf of the Company), acknowledges, affirms and agrees that (i) the Member would not be willing to make an investment in the Company, and no person designated by such Member to serve on the Board of Directors would be willing to so serve, in the absence of this Section 2.3, and (ii) it has reviewed and understands the provisions of Section 18-1101(c) of the Act.

Section 2.4 Approval of the Board of Directors. Except for those matters requiring approval of a Supermajority of the Voting Power pursuant to Section 2.4(b), approval by a Majority of the Voting Power shall be the act and approval of the Board.

(a) Majority of the Voting Power. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 2.4(b), the Company shall not take (or, with respect to any Subsidiary of the Company, approve or cause to occur) any of the following actions without the approval of the Majority of the Voting Power:

(i) establish and maintain any Budget or amend a Budget in any material respect, which amendment for the purposes of this provision means (A) the modification or reallocation of (I) the aggregate amount provided in the Budget by more than five percent (5%), or (II) any particular line item of the Budget by more than ten percent (10%), or (B) making expenditures for any proposed Project not currently in the Budget requiring capital expenditures in excess of $1,000,000 (any deviation from the Budget not in excess of the thresholds described in the foregoing clauses (A) or (B), a “Permitted Variance”);

(ii) incur any expenditure or series of related expenditures not otherwise a part of an approved Budget, except any expenditure or series of related expenditures (x) as required under Section 2.7, (y) as permitted under Section 2.8 or (z) that constitute a Permitted Variance;

(iii) sell, transfer, farm out or otherwise dispose of (directly or indirectly) any property or assets of the Company (including, without limitation, any of its Subsidiaries) having a value in excess of $1,000,000;

(iv) except in accordance with a hedge policy or guideline approved by a Majority of the Voting Power, enter into or become obligated under any swap, collar, floor, cap or other derivative contract or any option, forward sale, exchange-traded contract or other hedging contract with respect to interest rates or commodity prices or basis differentials;

(v) enter into any marketing arrangements or commitments for midstream services, other than such agreements or commitments that have a term of 180 days or less;

(vi) amend or modify, or compromise or waive any rights under, or exercise any rights of the Company or any Subsidiary of the Company to terminate, any operating agreement, development agreement, operator agreement or similar agreement to which the Company or any of its Subsidiaries is a party or their assets are bound;

(vii) except consistent with the then current Budget, elect or make a determination to consent to or elect to participate with respect to any new well or any Drilling and Completion Activities or other material operation (including any re-entry, sidetracking or recompletion) with respect to any well under the Participation Agreement, the Primary JOA, or any other operating, participation or similar agreement to which the Company or any of its Subsidiaries is a party or their assets are bound;

(viii) elect to exercise tag-along rights or preferential rights to purchase under any operating agreement, participation agreement or similar agreement;

(ix) amend, modify or supplement, or waive any rights under, or exercise any rights of the Company or any Subsidiary of the Company to terminate, the Participation Agreement, the Primary JOA or the Contract Operating Agreement;

(x) reduce the coverage or amount of coverage for insurance as reflected on Exhibit C;

(xi) authorize the issuance of or issue any additional Units or other Interests of the Company (other than pursuant to the terms of this Agreement), and any amendment to this Agreement to reflect the creation of such Units if of an additional or different classes or series of Units;

(xii) subject to Section 3.1(b) and Section 3.1(c), authorize the admission of any new Member to the Company;

(xiii) effect any change (whether by conversion, recapitalization, Internal Restructure or otherwise) in the legal form of the Company from a limited liability company to any other type of legal entity;

(xiv) except as provided for in a Budget, borrow any money or otherwise incur, guarantee or otherwise become liable for any Indebtedness;

(xv) mortgage, pledge, assign in trust or otherwise encumber any property or assets of the Company or any of its Subsidiaries, or assign any monies owed or to be owed to the Company or any of its Subsidiaries, except for customary Liens contained in or arising under operating or similar agreements executed by or binding on the Company or any of its Subsidiaries or to secure Indebtedness;

(xvi) initiate, compromise or settle any lawsuit, administrative matter or other dispute where the amount the Company or any Subsidiary of the Company may recover or might be obligated to pay, as applicable, is in excess of $100,000, or to repair or replace property or assets of the Company or any Subsidiary of the Company damaged or destroyed as a result of an accident or other occurrence when the Company’s or such Subsidiary’s share of the costs of repair or replacement (either individually or in the aggregate, but net of insurance proceeds) is in excess of $50,000;

(xvii) subject to Section 4.2(c), exercise the rights of the Company under the Services Agreement to terminate the Services Agreement or, at any time after the termination of the Services Agreement, to remove any Manager or designate any Person other than Carbon as Manager;

(xviii) voluntarily file a petition in bankruptcy for the Company, make an assignment for the benefit of creditors of the Company, file a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief with respect to the Company under any statute, law or regulation or take any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Company or any substantial part of the properties and assets of the Company;

(xix) liquidate or dissolve the Company or any of its Subsidiaries;

(xx) change in the number of Directors comprising the full Board;

(xxi) approve a Capital Call (or issue a Capital Call Notice);

(xxii) approve of a Transfer of Interests by Carbon or Yorktown pursuant to Section 6.1(a)(i), other than a Yorktown-Carbon Assignment;

(xxiii) enter into any contract providing for (or committing to provide for), or delegating authority to any Person (including any subcommittee of the Board for) decisions on, any of the foregoing transactions or matters, or the delegation of authority to any Person to approve any of the foregoing transactions or matters;

(xxiv) make (A) any determination of Available Cash or (B) any distributions to the Members pursuant to Section 5.4 or Section 5.5;

(xxv) select, engage or dismiss the Company’s independent certified public accountants, which accounting firm as of the Effective Date is EKS&H LLLP;

(xxvi)  authorize or permit the Company to form any Subsidiary (other than OpCo);

(xxvii) approve or consummate any acquisition of assets by the Company or any of its Subsidiaries or series of such acquisitions which individually or in the aggregate exceeds $1,000,000 in any six-month period, or approve any investment in or acquisition of any ownership interest in Restricted Interest offered by Carbon to the Company;

(xxviii) set or adjust the compensation or benefits of any manager, officer or employee of the Company; or

(xxix) take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

(b) Supermajority of the Voting Power. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not take (or, with respect to any Subsidiary of the Company, approve or cause to occur) any of the following actions without the approval of the Supermajority of the Voting Power:

(i) make any distributions or other payments to the Members other than in accordance with the terms of this Agreement and the Services Agreement;

(ii) redeem or repurchase any Units or other Interest;

(iii) engage in any activities or make any investment other than as permitted under Section 1.6(a) and Section 1.6(b), including without limitation any activity authorized pursuant to Section 1.6(c), or otherwise take any action outside of the Company’s purpose as set forth in Section 1.6(a) and Section 1.6(b);

(iv) increase any Member’s Capital Commitment (subject to the consent of any Member whose Capital Commitment is increased);

(v) engage in any transactions with any Member, Director, officer, employee or other Affiliate of the Company, or their respective Affiliates, except (A) pursuant to a written employment agreement with such person, (B) this Agreement, (C) the Participation Agreement; (D) the Management Services Agreement; (E) the Contract Operating Agreement, (F) for reimbursement of reasonable business expenses of employees or contractors incurred in the ordinary course of the Company’s business, and (G) for payment of a portion of Carbon’s general and administrative expenses in accordance with Section 2.7;

(vi) any amendment to the Company’s organizational documents that adversely affects in any material respect the rights of Carbon with respect to its Class A Units or Class C Units in a manner disproportionate to the rights of the other Class A Members or Class C Members or adversely affects the economic rights of the Class B Units to receive distributions relative to the Class A Units or Class C Units;

(vii) except in connection with a Liquidity Event approved as provided in Section 6.5 or a Third Party Sale pursuant to Section 6.6, authorize or effect any Internal Restructure, Liquidity Event or other consolidation of the Company with another Person or any merger of the Company with or into another Person;

(viii) except in connection with a Liquidity Event approved as provided in Section 6.5, authorize or effect the sale of all or substantially all of the Company’s assets in a single or series of related transactions, including in connection with a liquidation of the Company; or

(ix) take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

(c) The Members acknowledge and agree, notwithstanding anything to the contrary in this Agreement or in the Act, that the matters described in Section 2.4(a) and Section 2.4(b) require only the requisite Director approval contemplated therein and that no separate or additional Member vote, consent or approval shall be required in order for the Company to undertake such action. Any consolidation or merger of the Company approved by a Supermajority of the Voting Power in accordance with Section 2.4(b)(vii) shall not be deemed to cause an assignment or other Transfer of the Interests under this Agreement.

Section 2.5 Services Agreement. The Manager’s responsibilities may be performed in whole or in part pursuant to a master services or similar contract (“Services Agreement”). On and effective as of February 23, 2017, the Company has entered into the Management Services Agreement, which shall constitute the initial Services Agreement.

Section 2.6 Performance of Duties; Liability of Manager and Officers. The Manager or any officer shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member as a result of it carrying out its duties as Manager or officer in good faith, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of Law by the Manager or officer.

Section 2.7 Payment of Certain General and Administrative Expenses of Carbon. Until the Termination Date (as defined in the Management Services Agreement):

(a) For the period commencing on February 23, 2017 and ending on the day immediately prior to the Effective Date, the Company shall pay or reimburse Carbon for a portion of its aggregate general and administrative expenses in the amount of $300,000 per year payable in four (4) equal quarterly installments of $75,000.

(b) From and after the Effective Date, the Company shall pay or reimburse to Carbon for each Fiscal Quarter an amount equal to (x) $1,000,000.00, multiplied by (y) a fraction, (i) the numerator of which shall be the volume of oil and gas produced by the Company and its Subsidiaries during such Fiscal Quarter and (ii) the denominator of which will be the sum of (A) the volume of oil and gas produced by the Company and its Subsidiaries during such Fiscal Quarter plus (B) the volume of oil and gas produced by Carbon and its Subsidiaries (other than the Company or its Subsidiaries) during such Fiscal Quarter in each of the following States: Ohio, Kentucky, Tennessee, West Virginia and Virginia. Such volumes of oil and gas shall be calculated using the ratio of one barrel of oil as an equivalent to six thousand cubic feet of natural gas.

(c) Such payments or reimbursements described in Section 2.7(a) and Section 2.7(b) shall be paid to Carbon within 30 days of the end of each Fiscal Quarter (or, in the case of the last Fiscal Quarter with respect to which payment or reimbursement is due, within 30 days of the Termination Date (as defined in the Management Services Agreement). With respect to the first Fiscal Quarter with respect to which payment or reimbursement is due, such payment or reimbursement shall be pro-rated by multiplying the gross amount of the payment or reimbursement by a fraction, the numerator of which is the number of days from and after February 23, 2017 through the end of the Fiscal Quarter and the denominator of which is the number of days in the Fiscal Quarter. With respect to the Fiscal Quarter ending September 30, 2017, such payment or reimbursement shall be an amount equal to (i) the gross amount of the payment or reimbursement under clause (a) above (for a full Fiscal Quarter) multiplied by a fraction, the numerator of which is the number of days from and after July 1, 2017 through the day immediately prior to the Effective Date and the denominator of which is 92 days plus (ii) the gross amount of the payment or reimbursement under clause (b) above (for a full Fiscal Quarter) multiplied by a fraction, the numerator of which is the number of days from and after the Effective Date through September 30, 2017 and the denominator of which is 92 days. With respect to the last Fiscal Quarter with respect to which payment or reimbursement is due, such payment or reimbursement shall be pro-rated by multiplying the gross amount of the payment or reimbursement by a fraction, the numerator of which is the number of days from and after the first day of the Fiscal Quarter through the Termination Date (as defined in the Management Services Agreement) and the denominator of which is the number of days in the Fiscal Quarter.

Section 2.8 Budget.

(a) The Budget for the period through December 31, 2017, as approved as of the date of this Agreement, is attached hereto as Exhibit E (the “Initial Budget”), which is hereby approved for all purposes of this Agreement without the need for further approval by the Board.

(b) The Board shall review each Budget, including the Initial Budget, from time to time as requested by the Manager during the capital year to which such Budget relates and the Budget shall be amended or modified to reflect any amendments or modifications thereto approved by the Board and as so modified or amended shall thereafter constitute the Budget for the remainder of the calendar year to which such Budget relates. Each Budget, including the Initial Budget, shall be divided into at least two sections as follows: (i) a section setting forth expenditures which are fundamental to the operation of the Company and its Subsidiaries and continuing and ongoing operation of their producing assets (the “Baseline Budget”) and (ii) a section setting forth expenditures related to the development of and growth or development capital expenditures related to the assets of the Company and its Subsidiaries (the “Development Budget”).

(c) The officers of the Company shall prepare or cause to be prepared and present to the Board not later than December 1 of each calendar year (beginning December 1, 2017 (for calendar year 2018)) a draft Budget for the next succeeding calendar year (the “Proposed Budget”) setting forth the anticipated revenues and expenses of the Company for such calendar year in a format consistent with the Initial Budget, which shall include such information requested by the Board.

(d) Expenditures in a Budget may extend over more than one calendar year because such expenditures represent activities or operations that require commitments in excess of one calendar year. Once such expenditures have been approved by the Board as part of a Budget, unless the Board determines otherwise in accordance with its review of a Budget pursuant to Section 2.8(b), such expenditures shall not be required to be resubmitted for approval on an annual or other periodic basis, but instead all such items, until completed, automatically shall be included in future Budgets (subject to limits and amounts as previously approved) as items which have already been approved.

(e) If the Board does not approve a Proposed Budget for a calendar year on or prior to the December 20 preceding January 1 of the calendar year to which such Proposed Budget relates, the officers shall use good faith efforts to prepare or to cause to be prepared a revised Proposed Budget for approval by the Board. Each Proposed Budget approved hereunder by the Board in accordance with Section 2.4(a)(i) shall be deemed a “Budget.”

(f) To the extent that any Proposed Budget is not approved by the Board in accordance with Section 2.4(a)(i) by the first day of the calendar year to which such Proposed Budget relates, then, until a Proposed Budget for such calendar year is approved by the Board in accordance with Section 2.4(a)(i), the Baseline Budget for such calendar year shall be equal to the Baseline Budget for the immediately preceding calendar year (excluding non-recurring items but including recurring maintenance capital expenditures).

(g) The Company shall not incur expenses or capital expenditures in excess of amounts set forth in the Budget without prior approval of the Board in accordance with Section 2.4(a)(ii), except (i) Permitted Variances and (ii) as set forth in Section 2.8(h).

(h) Notwithstanding anything to the contrary in this Agreement, the Company is expressly authorized to make Emergency Expenditures without prior authorization or approval of the Board when necessary or advisable, in the judgment of the officers of the Company or the Manager, pursuant to Prudent Industry Practices, to deal with emergencies, including explosions, fires, spills, or any other similar event, which may endanger property, lives, or the environment. The officers of the Company or the Manager shall as soon as practicable report to the Board the nature of any such emergency which arises, the measures he intends to take in respect of such emergency and the estimated related expenditures.

Section 2.9 Conflict Activities.

(a) Notwithstanding anything to the contrary in this Agreement, any Conflict Activity shall be conducted by and under the direction of, and subject to the sole approval by, the Directors that have been appointed by a Non-Conflicted Member and neither the Conflicted Member nor the Directors appointed by the Conflicted Member shall have the right to vote or participate in any meeting of the Board regarding such Conflict Activity or any approval in connection with any action by the Board in respect of such Conflict Activity and the presence of any Directors appointed by the Conflicted Member shall not be required for purposes of determining the presence of a quorum in connection with any such action.

(b) No officer of the Company that is also an officer, director, member, manager, stockholder, partner or employee of a Conflicted Member (or one of its Affiliates) shall have any obligation to take or refrain from taking any action on behalf of the Company with respect to such Conflict Activity except to provide information, documents and other related items reasonably requested by the Company or the Board in connection with such Conflict Activity (provided that such Person shall not be required to provide such information, documents or other items if doing so would require such Person to violate any applicable confidentiality restrictions (following a request of the waiver thereof) or waive or violate any legal professional privilege or similar duty of confidentiality). Except with respect to such Person’s failure to provide information, documents or other related items requested by the Company in connection with such Conflict Activity in violation of the foregoing or to provide testimony, give evidence or otherwise participate in any suit, litigation, arbitration or other dispute resolution proceeding involving the Conflicted Member, any such Person’s failure or refusal to take or refrain from taking any such action shall not constitute (i) a breach of any duty, fiduciary or otherwise, if any, owed by such Person to the Company or (ii) gross negligence or willful misconduct on the part of such Person.

(c) Notwithstanding anything to the contrary in this Agreement, at any time that a Member is a Defaulting Member, this Section 2.9 shall not apply for the benefit of such Member, the Directors that have been appointed by such Defaulting Member shall have no rights under this Section 2.9 with respect to any Conflict Activity, and the Directors appointed by the Non-Defaulting Member shall have authority to act on behalf of the Company with respect to such Conflict Activity.

Section 2.10 Fair Market Value. All determinations of Fair Market Value and Company Sale Value required by this Agreement, other than pursuant to Section 6.6, shall be made by a Supermajority of the Voting Power; provided, however, that if the approval of a Supermajority of the Voting Power cannot be obtained in connection with any such determination, such disputed determination shall be submitted to, and resolved by, Ernst & Young LLP or, if such Person is unable or unwilling to serve in such capacity, by any replacement approved by a Supermajority of the Voting Power (the “Independent Appraiser”); provided, however, that in the event a Supermajority of the Voting Power cannot agree on a replacement Independent Appraiser within five (5) Business Days after any Director has proposed a replacement for approval, within seven (7) days after the end of such five (5) Business Day period, each of the applicable Parties unable to agree on a replacement Independent Appraiser shall submit the names of three (3) Qualified Appraisers, and each such Party shall be entitled to strike one (1) name from the other party’s list of firms, and the Qualified Appraiser shall be selected by lot from the remaining firms. The Independent Appraiser shall submit to the Board a written report within 30 days of its engagement setting forth such determination. The expenses of the Independent Appraiser shall be borne by the Company. The determination of the Independent Appraiser as to Fair Market Value or Company Sale Value shall be final and binding upon the Company, the Board and all Members. The matter dependent on such determination of Fair Market Value or Company Sale Value with respect to which such determination is to be made by an Independent Appraiser pursuant to this Section 2.10 shall be deferred until the determination pursuant to this Section 2.10.

ARTICLE III
MEMBERS

Section 3.1 Members, Interests and Unit Classes; Voting Rights.

(a) The Company shall have one or more Members with Interests designated as Units. Initially there shall be three classes of Units, designated “Class A Units”, “Class B Units” and “Class C Units”. The names, addresses and number and class of Units of each of the initial Members are set forth in Exhibit A attached hereto. To the extent of their holdings of Class A Units, Members holding Class A Units shall be referred to as “Class A Members” and to the extent of their holdings of Class B Units, Members holding Class B Units shall be referred to as “Class B Members” and to the extent of their holdings of Class C Units, Members holding Class C Units shall be referred to as “Class C Members.”

(b) Subject to Section 2.4(a)(xi), Section 2.4(a)(xii) and Article VI, any Person to which Units are issued by the Company after the Effective Date shall be admitted to the Company as a Member on the date of issuance of such Units.

(c) Any Person to which Units are Transferred as permitted by Article VI shall be admitted to the Company as a Member with respect to the Units acquired on the date upon which such Transfer has been effected and the requirements set forth in Section 6.1 and Section 6.7 have been satisfied.

(d) Class A Units shall be issued from time to time as provided in this Article III and be the only Interests entitled to vote and each Class A Member shall have a number of votes equal to the number of Class A Units it holds.

(e) Class B Units.

(i) The class of Units designated as Class B Units shall consist solely of one thousand (1,000) Class B Units, all of which currently are issued and held by Carbon as the Class B Member.

(ii) The Class B Member shall have no obligation to make any capital contributions to the Company in exchange for or on account of the Class B Units.

(iii) Subject to Section 12.6, the Class B Units shall have no voting rights on any matter, including amendments to this Agreement.

(iv) The Company and each Member agree to treat each Class B Unit as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. Notwithstanding anything herein to the contrary, distributions to each Class B Member pursuant to Section 5.4 hereof (solely with respect to such Class B Units) shall be limited to the extent necessary so that each Class B Unit qualifies as a “profits interest” under Rev. Proc. 93-27, and this Agreement shall be interpreted accordingly. In the event that distributions to a Class B Member pursuant to Section 5.4 hereof are limited as a result of the preceding sentence of this Section 3.1(e)(iv), the Manager is authorized to adjust future distributions to the Members in whatever manner it deems appropriate so that, after such adjustments are made, each Member receives, to the maximum extent possible, an amount of distributions equal to the amount of distributions such Member would have received were such sentence not part of this Agreement; provided, that any such adjustment to distributions shall be consistent with the treatment of the Class B Units as “profits interests.” Additionally, in accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat each Class B Member as the owner of a Class B Unit from the date it is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such Class B Members, allocating to such Class B Members their distributive shares of all items of income, gain, loss, deduction and credit associated with such Class B Units. Each Class B Member agrees to take into account such distributive share in computing its U.S. federal income tax liability for the entire period during which it holds the Class B Unit. The Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for the Fair Market Value of such Class B Units issued to Class B Members at any time. The undertakings contained in this Section 3.1(e)(iv) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 3.1(e)(iv) shall apply regardless of whether or not a Class B Member files an election pursuant to Section 83(b) of the Code.

(f) Class C Units.

(i) The class of Units designated as Class C Units shall consist solely of 121.21212 Class C Units, all of which currently are issued and held by Carbon as the sole Class C Member.

(ii) Other than the Class C Non-Cash Capital Contribution, the Class C Member shall have no right or obligation to make any capital contributions to the Company in exchange for or on account of the Class C Units.

(iii) Subject to Section 12.6, the Class C Units shall have no voting rights on any matter, including amendments to this Agreement.

(g) Old Ironsides as Class A Member. Notwithstanding anything herein to the contrary, with respect to OIE Fund II-A and/or OIE Fund II-B in its or their capacity as Class A Member, any right, approval, consent, vote or similar action of Old Ironsides contemplated under this Agreement may be exercised by either OIE Fund II-A or OIE Fund II-B acting unilaterally or by OIE Fund II-A and OIE Fund II-B acting jointly.

Section 3.2 No Liability for Company Obligations. Without limiting the generality of Article VIII, a Member is not liable for the debts, obligations and liabilities of the Company, including under a judgment, decree or order of a court.

Section 3.3 Meeting of Members.

(a) Place of Meetings. Meetings of Members may be held at any such place within or without the State of Delaware as may be designated by the Board of Directors.

(b) Meetings. Meetings of the Members may be called from time to time by the Board of Directors or by the Manager. Only business within the purpose or purposes described in the notice of meeting referred to in paragraph (c) below may be conducted at a meeting of Members.

(c) Notice of Meeting. Written or printed notice of all meetings of the Members stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered personally or by facsimile or Electronic Transmission not less than five (5) Business Days before the date of the meeting by or at the direction of the Manager to each Member entitled to vote at such meeting.

(d) Quorum. A quorum shall exist if Members are present holding at least a majority of the then outstanding Class A Units.

(e) Required Vote. Unless otherwise expressly required by this Agreement, including Section 2.4, any matter brought before any meeting of the Members shall be decided by a Majority Vote.

(f) Conduct of Meetings of Members. At each meeting of the Members, the Person designated by the Manager or, in such Person’s absence, a chairman chosen by a Majority Vote of the Members present in person or represented by proxy and entitled to vote thereat, shall preside and act as chairman of the meeting. A Person appointed by the Manager, shall act as secretary of such meeting and keep the minutes thereof. The Board of Directors may adopt such rules and regulations as it determines are reasonably necessary or appropriate in connection with the organization and conduct of any meeting of the Members.

(g) Proxies. Each Member entitled to vote at a meeting of the Members may authorize another person or persons to act for such Member by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in an Interest itself or an interest in the Company generally.

(h) Written Consent. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been delivered to each Member at least twenty-four hours prior to being executed and shall be signed by Members holding the minimum number of Class A Units to take such action at a meeting of Members. Every written consent shall bear the date of signature of each Member that signs the consent. Notice of any such action taken shall be provided to those Members who have not consented in writing promptly following the taking of such action. Delivery shall be by hand or certified or registered mail, return receipt requested, to the Company’s principal office and shall be addressed to the Board of Directors.

(i) Telephonic Meetings. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

(j) Minutes. All decisions and resolutions of the Members shall be reported in the minutes of the meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Members shall be circulated to all Members as soon as practical after each meeting and shall be kept at the principal office of the Company.

Section 3.4 Duties of Directors and Members.

(a) Except as otherwise provided in Section 3.4(b), Section 3.4(c) and Section 3.6:

(i) no Member or any of its present or future Affiliates or any of their respective stockholders, partners, members, directors, managers, officers or employees (each a “Member Related Party”) shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever;

(ii) each Member and any Member Related Party shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description;

(iii) no Member or any Member Related Party shall be obligated by virtue of this Agreement to present any particular business opportunity to the Company;

(iv) each Member and Member Related Party shall have the right to take or pursue any such opportunity for its own account (individually or as a partner, member, stockholder, fiduciary or otherwise) or to present or recommend it to any third party; and

(v) neither the Company nor any Member shall have any rights or claims by virtue of this Agreement or the relationships created hereby in any activities or business ventures of (i) in the instance of the Company, a Member or any Member Related Party, or (ii) in the instance of a Member, another Member or such other Member’s Member Related Party (it being expressly understood and agreed that any and all such rights and claims are hereby irrevocably waived by each Member on its behalf and on behalf of the Company).

(b) The Members (in their own names and in the name and on behalf of the Company), subject to and except as provided in Section 3.6:

(i) agree that (A) the terms of this Section 3.4, to the extent that they modify or limit a duty or other obligation, if any, that a Member Related Party may have to the Company or any other Member under the Act or other applicable law are reasonable in form, scope and content; (B) the terms of this Section 3.4 are expressly intended to restrict the duties, including any fiduciary or similar duties, of a Member Related Party to the Company and the Members, as permitted by the Act and applicable law; and (C) the terms of this Section 3.4 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Member Related Party may have to the Company or another Member, under the Act or any other applicable law;

(ii) waive to the fullest extent permitted by the Act and other applicable law, any duty or other obligation, if any, that a Member Related Party may have to the Company or another Member, pursuant to the Act or any other applicable law; and

(iii) agree that (A) the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any ventures or activities of the Member Related Party (including those serving as Director or an officer of the Company), (B) none of the Member Related Party (including those serving as Director) will have any obligation to the Company or its other Members with respect to any opportunity to expand the Company’s business, whether geographically, or otherwise, (C) the Company and each Member hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any Member Related Party (including those serving as Director or an officer of the Company) participates or desires or seeks to participate (each, a “Business Opportunity”), (D) no Member Related Party (including those serving as Director or an officer of the Company) shall have any obligation to communicate or offer any Business Opportunity to the Company or any other Member, and each may pursue for itself or direct, sell, assign or transfer to any other Person any such Business Opportunity and (E) each Member Related Party (including those serving as Director or an officer of the Company) shall be entitled to and may have business interests and activities that are in direct competition with the Company or a Member or that are enhanced by the activities of the Company, and neither the Company nor any Member shall have any rights by virtue of this Agreement in any business venture of the Company or any Member.

(c) The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) no Member would be willing to make an investment in the Company, and (ii) no Director appointed to serve on the Board or a Member Related Party appointed as an officer of the Company or any Subsidiary of the Company would be willing to so serve, in the absence of this Section 3.4.

Section 3.5 Other Investments of Member Related Parties; Waiver of Conflicts of Interest and Negation of Duties and Obligations.

(a) Each Member acknowledges and affirms that the Member Related Parties:

(i) (A) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in venture capital, private equity and other direct investments in corporations, joint ventures, limited liability companies and other entities (the “Other Investments”), including Other Investments engaged in various aspects of the United States “upstream,” “downstream” and “midstream” oil and gas business that may, are or will be competitive with the Company’s business or that could be suitable for the Company, (B) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, and (C) may develop or become aware of business opportunities for Other Investments: and

(ii) may or will, as a result of or arising from the matters referenced in clause (i) above, the nature of the Member Related Parties’ businesses and other factors, have conflicts of interest or potential conflicts of interest with the Company and/or other Members.

(b) The Members (individually and on behalf of the Company), subject to and except as provided in Section 3.6, expressly (i) waive any such conflicts of interest or potential conflicts of interest and agree that no Member Related Party or its respective representatives shall have any liability to any Member or any Affiliate thereof, or the Company with respect to such conflicts of interest or potential conflicts of interest and (ii) acknowledge and agree that the Member Related Parties and their respective representatives will not have any duty to disclose to the Company, any other Member or the Board or any Directors any such business opportunities, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunity for itself. The Members (for themselves and on behalf of the Company) also acknowledge that the Member Related Parties and their representatives have duties not to disclose confidential information of or related to the Other Investments. Notwithstanding the foregoing, each Member agrees that it will disclose to the other Members if such Member or an Affiliate has an interest in another entity that proposes to engage in a transaction with the Company, which disclosure shall be made as promptly as reasonably possible after such Member becomes aware of the proposed transaction.

(c) The Members (individually and on behalf of the Company) hereby:

(i) agree that (A) the terms of this Section 3.5, to the extent that they modify or limit any duty of loyalty or other similar obligation, if any, that a Member Related Party may have to the Company or another Member under the Act or other applicable law, are reasonable in form, scope and content; and (B) the terms of this Section 3.5 shall control to the fullest extent possible if it is in conflict with any duty of loyalty or similar obligation, if any, that a Member Related Party or its representatives may have to the Company or another Member, under the Act or any other applicable law; and

(ii) subject to and except as provided in Section 3.6, waive any duty of loyalty or other fiduciary duty or similar obligation, if any, that a Member Related Party or its representatives may have to the Company, any Director or another Member, pursuant to the Act or any other applicable law.

(d) Whenever in this Agreement a Member or any representative thereof (which shall include for purposes of this Agreement a Director appointed by such Member or instructed to act by such Member) is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Member or the representative thereof, as the case may be, shall be entitled to consider only such interests and factors as such Member or representative desires, including such Member’s own interests, and shall have no duty or obligation to give any consideration to any interests of or factors affecting the Company or any other Member, or (ii) in its “good faith” or under another expressed standard, a Member or the representative thereof, as the case may be, shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise; provided, however, that no Member or its appointed Director may disapprove of any proposed asset acquisition or expenditure relating to any proposed asset acquisitions solely on the grounds that an Affiliate of such Member (x) has made, or intends to make, a competing offering for the purchase of the assets which are the target of such proposed asset acquisitions (the “Subject Assets”) or (y) is participating or intends to participate in any auction or other sales process relating to the Subject Assets.

(e) The Members (individually and on behalf of the Company) acknowledge, affirm and agree that (i) the execution and delivery of this Agreement by the Members is of material benefit to the Company and the Members, and that the Members would not be willing to (x) execute and deliver this Agreement, and (y) make their agreed Capital Contributions to the Company, without the benefit of this Section 3.5 and the agreement of the parties, including the Members, thereto.

Section 3.6 Carbon Non-Compete. Notwithstanding anything herein to the contrary:

(a) Prior to Carbon or any of its Affiliates (excluding, for the avoidance of doubt, Yorktown and any of its Affiliates), or any of its or their respective officers or directors (in their capacities as such), making any investment in, acquiring any ownership interest in, or participating in the development of any oil and gas properties (e.g., working interests or royalty interests), operations or prospects or any rights and interests therein or relating thereto (e.g., carried interests, profits interests or participations) that are located in the AMI (including acquiring any interest in (i) any new oil and gas lease covering any unleased mineral interest within the AMI, (ii) any interest in an existing oil and gas lease covering any lands within the AMI, (iii) the right to acquire any oil and gas lease covering any lands within the AMI or (iv) any mineral interest, fee interest, royalty interest, overriding royalty interest or other right or interest covering any lands or interests within the AMI), in each case other than Existing Assets (any such investment, acquisition or participation, a “Restricted Interest”), Carbon shall offer such proposed Restricted Interest to the Company by giving written notice to the Board of such Restricted Interest and furnishing to the Board a reasonably detailed description of such Restricted Interest containing all material terms thereof, including, to the extent applicable, a schedule of the oil and gas leases, lands and/or interests proposed to be acquired, copies of any leases, agreements or other instruments proposed to be acquired or entered into in connection therewith, the price of the interests to be acquired and/or any other relevant pricing information relating thereto, all diligence materials prepared by or on behalf of Carbon relating thereto and any other documents necessary for the Board’s evaluation of the proposed Restricted Interest. If an oil and gas lease or interest covers lands or interests both inside and outside of the AMI, only the portion inside the AMI will be deemed a Restricted Interest. The Board shall have fifteen (15) days after receipt of such notice, together with the supporting information and documentation required by the first sentence of this Section 3.6(a), within which to elect, by written notice delivered by the Company to Carbon within such fifteen (15) day period, to cause the Company to undertake any investment in or acquisition of any ownership interest in such Restricted Interest. If the Board elects to cause the Company to undertake any investment in or acquisition of any ownership interest in a Restricted Interest, the Company and Carbon shall each use their commercially reasonable efforts, including cooperating with one another vis-à-vis the applicable counterparties involved in the Restricted Interest, to complete the investment in or acquisition of any ownership interest in such Restricted Interest for the Company’s account on terms acceptable to the Company.

(b) If (i) the Board elects not to cause the Company to undertake an investment in or acquisition of any ownership interest in a Restricted Interest or the Board fails to reply to Carbon within the applicable fifteen (15) day period for its response with respect to a Restricted Interest offered by Carbon to the Company pursuant to Section 3.6(a) and (ii) the Board approves Carbon and its Affiliates, or its or their respective officers or directors (in their capacities as such), as applicable, to undertake any investment in or acquisition of any ownership interest in such Restricted Interest, such investment in or acquisition of any ownership interest in such Restricted Interest (subject to any terms or conditions regarding such investment or acquisition imposed by the Board) will be deemed a “Permitted Investment”.

(c) Carbon agrees that neither it nor any of its Affiliates, nor any of its or their respective officers or directors (in their capacities as such), shall make any investment in, acquire any ownership interest in, or participate in the development of any Restricted Investment other than (i) Carbon’s investment in the Company, (ii) the Existing Assets and (iii) any Permitted Investments.

(d) Carbon hereby represents and warrants to the Company and each other Member that, except for the Existing Assets, neither it nor any of its Affiliates hold or have an investment or ownership interest in any oil and gas properties, operations or prospects or any rights and interests therein or relating thereto in the AMI.

Section 3.7 No Resignation or Withdrawal by Members. Except in connection with a Transfer of all of its Interest as permitted under Article VI, no Member shall be entitled to resign or withdraw from the Company.

Section 3.8 Certain Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member as of the Effective Date and as of each date after the Effective Date such Member makes an additional Capital Contribution in exchange for additional Units or other Interests that:

(a) such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is or its assets are bound;

(c) all property contributed to the Company by such Member, and any property thereafter to be contributed to the Company by such Member, has been or will be duly and lawfully acquired and will be contributed to the Company without any liens or encumbrances (other than statutory liens for taxes not yet due or owing);

(d) such Member is and will be acquiring its interest in the Company for investment purposes only for his or its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws;

(e) such Member alone or together with his or its representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding an Interest, and that such Member is able to bear all such economic risks now and in the future;

(f) such Member has had access to all of the information with respect to his or its Interest that such Member deems necessary to make a complete evaluation thereof;

(g) such Member’s decision to acquire an Interest for investment has been based solely upon the evaluation made by such Member;

(h) such Member is aware that he, she or it may have to bear the economic risk of such Member’s investment in the Company for an indefinite period of time because Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

(i) such Member is aware that only the Company can take action to register Interests in the Company and that the Company is under no such obligation and does not propose or intend to attempt to do so other than pursuant to the terms of this Agreement;

(j) such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer its Interests, and such Member will not seek to effect any Transfer of his, her or its Interests other than in accordance with such restrictions;

(k) such Member is an “accredited investor” within the meaning ascribed to such term under Regulation D of the Securities Act; and

(l) such Member is not a registered investment company under the Investment Company Act and is not required to register as an investment company under the Investment Company Act.

ARTICLE IV
CAPITAL

Section 4.1 Capital Contributions.

(a) As of February 23, 2017, pursuant to and subject to the terms of the Participation Agreement, Nytis LLC assigned to OpCo 75% of Nytis LLC’s undivided interest in the Tennessee Mining Tract properties. For purposes of this Agreement, a portion of such assignment shall be deemed a Capital Contribution to the Company by Carbon of non-cash property (such Capital Contribution, the “Class C Non-Cash Capital Contribution”) and the agreed Book Basis of such Class C Non-Cash Capital Contribution is $121,212. In exchange for the Class C Non-Cash Capital Contribution, Carbon received the Class C Units reflected on Exhibit A.

(b) At or before the closing of the CNX Acquisition, Carbon made a Capital Contribution of cash to the Company of $240,000.00 in exchange for 240 Class A Units, Yorktown made a Capital Contribution of cash to the Company of $2,940,000.00 in exchange for 2,940 Class A Units, OIE Fund II-A made a Capital Contribution of cash to the Company of $7,334,169.57 in exchange for 7,334.16957 Class A Units, and OIE Fund II-B made a Capital Contribution of cash to the Company of $1,485,830.43 in exchange for 1,485.83043 Class A Units (such Capital Contributions, the “Initial Contributions”); all amounts contributed by Carbon, Yorktown, OIE Fund II-A and OIE Fund II-B pursuant to this Section 4.1(b) at or before the closing of the CNX Acquisition as the Initial Contributions will be deemed contributed to the Company (regardless of the date actually contributed), including for purposes of calculating the IRR and Priority Amounts of each holder of Class A Units, as of the date the first of such Initial Contributions were made to the Company.

(c) Capital Contributions in excess of each Class A Member’s Initial Class A Funding Percentage of the Initial Contribution shall be made only upon delivery to the Class A Members of a written notice (each a “Capital Call Notice”) requesting such Class A Members to make additional Capital Contributions (each a “Capital Call”); provided no Capital Call Notice shall be issued (and no Capital Contributions shall be made) other than (i) to fund an approved Budget (and Permitted Variances thereto), (ii) to fund a Capital Call for a matter approved by the Board of Directors or (iii) to pay Company Expenses. Each Capital Call Notice shall state the purpose of the capital requested.

(d) Notwithstanding anything to the contrary contained herein, no Capital Call Notice shall require (or permit) any Class A Member to contribute Capital Contributions, in the aggregate together with all prior Capital Contributions of such Class A Member, in excess of the amount set forth opposite the name of such Class A Member under the column headed “Capital Commitment” on Exhibit A (the “Capital Commitment”).

(e) Subject to Section 4.1(d), each Class A Member’s share of any Capital Call shall be equal to (i) its Initial Class A Funding Percentage of the aggregate amount called pursuant to a Capital Call Notice until the Commitment Release Point and (ii) after the Commitment Release Point, each Class A Member’s then current Class A Sharing Percentage of the aggregate amount called pursuant to a Capital Call Notice.

(f) Capital Calls shall be due and payable within fifteen (15) Business Days of the date of receipt by a Class A Member of the Capital Call Notice pertaining to such Capital Call. Upon the receipt of any Capital Contribution and in consideration of such additional Capital Contribution made by any Member pursuant to this Section 4.1, there shall be issued to such Class A Member a number of Class A Units equal to the quotient of (x) the amount of such Capital Contribution, divided by (y) the Class A Unit Price.

(g) In the event that the Company has not received Capital Contributions from the Class A Members which in the aggregate are equal to the Capital Commitments of the Class A Members on or before the earlier of February 23, 2022 and a Public Offering (the “Commitment Reduction Date”), each Class A Member’s Capital Commitment may be permanently reduced to an amount not less than the sum of such Class A Member’s Capital Contributions made to the Company prior to the Commitment Reduction Date plus such Class A Member’s Initial Class A Funding Percentage Interest of the Capital Calls for which a Capital Call Notice shall have been delivered pursuant to Section 4.1(c) prior to the Commitment Reduction Date.

(h) Each Class A Member shall be required to contribute to the Company its Initial Class A Funding Percentage of each Capital Call amount until the earlier of (i) the Commitment Reduction Date or (ii) an aggregate amount equal to $100,000,000 in cash has been funded to the Company as Capital Contributions (including the Initial Contributions), subject to Section 4.6 (the earlier of (i) and (ii), the “Commitment Release Point”).

(i) From and after the Commitment Release Point, each Class A Member shall be entitled (but not required) to contribute its Class A Sharing Percentage of each Capital Call amount (as provided in Section 4.1(c)). If any Class A Member (a “Shortfall Member”) fails to timely contribute its full Class A Sharing Percentage of a Capital Call amount after the Commitment Release Point and one or more other Class A Members timely contributes its full Class A Sharing Percentage of such Capital Call amount (the “Non-Shortfall Member”), then the Company or the Non-Shortfall Member shall deliver a written notice (a “Shortfall Notice”) to the Shortfall Member setting forth the amount such Shortfall Member failed to timely fund. If the Shortfall Member’s full Class A Sharing Percentage of such Capital Call Amount is not received by the Company from such Shortfall Member within ten (10) Business Days after delivery of the Shortfall Notice (the “Shortfall Cure Period”), then the Non-Shortfall Member may, in its discretion, (x) fund all or a portion of the Shortfall Member’s Unfunded Amount as a Capital Contribution or (y) by delivery of written notice to the Company and the Shortfall Member within twenty (20) Business Days after the date the Shortfall Notice is delivered to the Shortfall Member, require the Company to return to the Non-Shortfall Member up to 100% of the amount contributed by the Non-Shortfall Member to the Company in connection with such Capital Call. A Shortfall Member’s failure to timely fund its Class A Sharing Percentage of any Capital Call after the Commitment Release Point will result in proportionate dilution of the Class A Sharing Percentage of such Shortfall Member and adjustment of the Class A Sharing Percentage of each Class A Member to equal an amount, expressed as a percentage, equal to the number of Class A Units held by such Class A Member divided by the total number of Class A Units held by all Class A Members after giving effect to such Capital Contribution and the issuance of additional Class A Units in respect of such Capital Contribution. Notwithstanding anything in this Agreement to the contrary, the proportionate dilution provided for in this Section 4.1(i) and the option of the Non-Shortfall Member to (x) fund all or a portion of the Shortfall Member’s Unfunded Amount as a Capital Contribution or (y) receive the return of its funded portion of the applicable Capital Call shall be the sole remedies for the failure of any Shortfall Member to timely contribute its full Class A Sharing Percentage of any Capital Call after the Commitment Release Point, and neither the Company nor any Class A Member shall have any other rights or remedies against a Shortfall Member with respect thereto.

(j) No Capital Contribution to the Company may be required or permitted from any Person other than in accordance with this Section 4.1 or Section 4.7, and no Person shall be issued or granted any Class A Units or any other Interest by the Company other than as provided in this Section 4.1 or Section 4.7, in each case without prior approval of the Board pursuant to Section 2.4(a)(xi).

(k) Exhibit A shall be amended upon the occurrence of any additional Capital Contributions to reflect such additional Capital Contributions, the issuance of Class A Units in exchange therefor and the Class A Sharing Percentage of each Class A Member after giving effect to such additional Capital Contributions.

(l) If a Capital Call relates to amounts above and below the Commitment Release Point (as determined under clause (ii) of Section 4.1(h)), such Capital Call shall be treated as two separate Capital Calls, one for the remaining amount required to be funded to achieve the Commitment Release Point and one for the balance of the amount of such Capital Call.

Section 4.2 Key Man Event. Notwithstanding anything herein to the contrary, in the event Patrick R. McDonald no longer serves as Chief Executive Officer of the Company and/or Mark Pierce no longer serves as President of the Company for any reason (in each case, whether due to resignation, termination, death, disability or otherwise) (the “Key Man Event”), then:

(a) the Company shall, as soon as reasonably practicable but in any event within three (3) Business Days following the Key Man Event, deliver a written notice to the Members informing the Members of the Key Man Event;

(b) if the Key Man Event involves the loss of the Chief Executive Officer, from and after the Key Man Event, no Class A Member shall be required to make any additional Capital Contributions to the Company and no Class A Member shall be a Defaulting Member as a result of failing to fund any additional Capital Contribution due on or after the Key Man Event, provided that any Defaulting Member as of the Key Man Event shall continue to be a Defaulting Member from and after the Key Man Event; and

(c) if the Key Man Event involves the loss of the Chief Executive Officer and the President, from and after the Key Man Event, in addition to the consequences provided in clause (b) above, Old Ironsides may replace Carbon (or cause Carbon to be replaced) as the Manager and/or cause the Company to effect a Liquidity Event pursuant to Section 6.5.

Section 4.3 Capital Accounts.

(a) A separate Capital Account for each Member shall be established and maintained on the books of the Company in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent not in conflict with such Treasury Regulations, the provisions of this Agreement. Each Member shall have a single Capital Account that reflects all of its Interests, regardless of class or the time or manner in which acquired. Upon a Transfer of all or part of any Units, the Capital Account, Capital Contributions, and Priority Amount, if any, of the transferor attributable to the Transferred Units shall carryover to the transferee.

(b) There will be credited to the Capital Account of each Member (i) the amount of cash and the initial Book Basis of any property contributed by such Member to the Company, (ii) such Member’s share of Net Income (as determined in accordance with Section 5.1) and any items of income or gain allocated to such Member pursuant to Section 5.2, and (iii) the amount of any liabilities of the Company assumed by such Member or that are secured by any property distributed to such Member.

(c) There will be debited to the Capital Account of each Member (i) the amount of any cash and the Book Basis of any property distributed by the Company to such Member, (ii) such Member’s share of Net Loss (as determined in accordance with Section 5.1, and any items of loss or deduction allocated to such Member pursuant to Section 5.2, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(d) Simulated Basis shall be allocated among the Members in accordance with each Member’s Capital Interest Percentage as of the time such Oil and Gas Property is contributed to or acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their Capital Interest Percentages as determined at the time of any such additions), and shall be reallocated among the Members in accordance with the Members’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Basis of the Company’s Oil and Gas Properties pursuant to clause (ii) of the definition of Book Basis.

Section 4.4 Preemptive Rights. At any time that the Company proposes to sell Interests to any Person other than Class A Units issued in accordance with Section 4.1 or Section 4.7, each Member other than a Defaulting Member (each, a “Preemptive Rights Member”) shall have the preemptive right to purchase its Class A Sharing Percentage share of the Interests. Any participation pursuant to this Section 4.4 shall be on the same terms and conditions as applied to all offerees in the respective offering. In the event of a proposed transaction or transactions giving rise to preemptive rights of Preemptive Rights Members, the Company shall provide notice (“Preemptive Right Notice”) to the Preemptive Rights Members, which Preemptive Rights Notice shall contain the price at which the Interests will be offered and the other material terms of the offering and such Interests, no later than ten (10) Business Days prior to the expected consummation of such transaction or transactions. Each Preemptive Rights Member shall provide notice of its election to exercise its preemptive rights within five (5) Business Days after delivery of the Preemptive Right Notice from the Company (each Preemptive Rights Member electing to exercise its preemptive right in such instances is referred to as an “Electing Party”). The failure of a Preemptive Rights Member to respond to the Preemptive Right Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed as an election of the Preemptive Rights Member not to exercise its preemptive right in connection with the proposed transaction. If a Preemptive Rights Member shall elect not to exercise its respective preemptive right or fails to timely exercise, the Electing Parties who timely exercise shall have the right to purchase the Interests (a “Subsequent Purchase”) as to which no such right was exercised (based on the ratio that the Class A Sharing Percentage of each Electing Party desiring to purchase the additional Interests bears to the sum of the Class A Sharing Percentages of all Electing Parties desiring to purchase the additional Interests) insofar as more than one such Electing Party desires to so purchase additional Interests. In the event of a situation described in the preceding sentence in which a Preemptive Rights Member does not exercise its preemptive right, the Company shall provide notice (the “Subsequent Notice”) of such fact within three (3) Business Days following expiration of the deadline for submission of notices concerning such elections from the parties possessing preemptive rights. Each Electing Party that desires to purchase the additional Interests shall respond to the Subsequent Notice by sending a response notice with respect thereto within three (3) Business Days after delivery of the Subsequent Notice. The failure of an Electing Party to respond to a Subsequent Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed an election not to exercise its preemptive right in connection with the Subsequent Purchase. If the number of Interests proposed to be offered as described in the Preemptive Rights Notice exceeds the sum of the Interests for which the Preemptive Rights Members timely elected to exercise their preemptive rights (including with respect to any Subsequent Notice), the Company may offer and issue such excess Interests or any portion thereof (at a price and on other terms and conditions not more favorable to any proposed offeree or purchaser of such Interests than those set forth in the Preemptive Rights Notice) to any purchaser of such Interests within one-hundred-twenty (120) days after the date the Preemptive Rights Notice (or, if applicable, the Subsequent Notice) was delivered. If such issuance is not made within such one-hundred twenty (120) day period, the Company shall not thereafter issue or sell any of such Interests without first re-offering such securities in the manner provided above; provided, that if such issuance or sale is subject to regulatory approval, such one-hundred-twenty (120) day period shall be extended until the expiration of ten (10) Business Days after all such approvals have been received, but in no event later than one-hundred-eighty (180) days from the date the Preemptive Rights Notice (or, if applicable, the Subsequent Notice) was delivered.

Section 4.5 Unit Certificates.

(a) The Units initially shall be uncertificated, provided that the Board may, in its sole discretion, elect to cause the Company to evidence ownership of Units by issuing a certificate (each, a “Unit Certificate”) executed by appropriate officers of the Company certifying the number of Units owned by each Member.

(b) Notwithstanding anything to the contrary contained in this Agreement, in order to effect a valid Transfer of Units for which a Unit Certificate has been issued, prior to the effectiveness of such Transfer, the transferring Member, as applicable, shall surrender the subject Unit Certificate to the Company together with a transfer power duly executed by the transferring Member, as applicable, with the transferring Member’s signature thereon guaranteed by a medallion stamp upon the Board’s request. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Unit Certificate in the name of the assignee(s) and in the denominations specified in the Transfer documentation, and shall issue to the transferring Member, as applicable, a new Unit Certificate evidencing the portion of the surrendered Unit Certificate, if any, not so Transferred, and the surrendered Unit Certificate shall promptly be cancelled.

(c) The Company shall issue a new Unit Certificate in place of any Unit Certificate theretofore issued by it that is alleged to have been lost, stolen or destroyed, provided that as a condition precedent thereto the Board may in its discretion require the Member that is the record owner of any allegedly lost, stolen or destroyed Unit Certificate to deliver to the Company a duly executed affidavit of loss and an agreement and/or a bond sufficient to indemnify the Company against any adverse claim in connection with the issue of a new Unit Certificate.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Board and the Company shall be entitled to rely exclusively on record ownership of Units for which a Unit Certificate has been issued as evidenced by outstanding Unit Certificates and the Company’s records thereof. The Company shall treat the record owner of a Unit Certificate as the holder of the Units evidenced thereby unless and until such Units have been Transferred in accordance with this Agreement.

Section 4.6 Defaulting Members. If any Class A Member fails to timely contribute its full Initial Class A Funding Percentage of a Capital Call that such Class A Member is required to contribute pursuant to Section 4.1(e)(i) and at least one other Class A Member timely contributes its full Class A Sharing Percentage of such Capital Call amount (the “Non-Defaulting Member”), then the Company or a Non-Defaulting Member shall deliver a written notice of default (a “Default Notice”) to the Defaulting Member setting forth the amount such Defaulting Member failed to timely fund. If the Defaulting Member’s full Initial Class A Funding Percentage of such Capital Call amount is not received by the Company from such Class A Member within ten (10) Business Days after delivery of the Default Notice (the “Default Cure Period”), then:

(a) such Class A Member shall be deemed a “Defaulting Member” and

(i) if the Defaulting Member is Carbon, then Supermajority of the Voting Power shall not require the affirmative vote of a Carbon Designee; and

(ii) if the Defaulting Member is Old Ironsides, then a Majority of the Voting Power shall not require the affirmative vote of an Old Ironsides Designee;

(b) the Defaulting Member shall not be entitled to participate in any future Capital Calls pursuant to Section 4.1 or as a Preemptive Rights Member pursuant to Section 4.4;

(c) each Non-Defaulting Member shall have the option, exercisable in its sole and absolute discretion to either (A) fund all or a portion of the Defaulting Member’s Unfunded Amount and to treat such funding of the Unfunded Amount as either an additional Capital Contribution, subject to Section 4.7 (an “Optional Contribution”), or (B) by delivery of written notice to the Company and the Defaulting Member within twenty (20) Business Days after the date the Default Notice is delivered to the Defaulting Member, require the Company to return to the Non-Defaulting Member up to 100% of the amount contributed by the Non-Defaulting Member to the Company in connection with such Capital Call;

(d) the Non-Defaulting Member(s) may fund the Defaulting Member’s Initial Class A Funding Percentage of all subsequent Capital Call amounts as Optional Contributions until the Defaulting Member’s Capital Commitment has been fully funded; and “Class A Sharing Percentage” for purposes of Section 4.1(i) and Section 4.4 shall be calculated without giving effect to Units held by the Defaulting Member; and

(e) if more than one Non-Defaulting Member elects to fund the Unfunded Amount or the Defaulting Member’s Class A Sharing Percentage of all subsequent Capital Call amounts, then each Non-Defaulting Member so electing shall be entitled to fund its portion of such Unfunded Amount or the Defaulting Member’s Class A Sharing Percentage of all subsequent Capital Call amounts based on the relative Class A Sharing Percentage of each such Non-Defaulting Member, unless otherwise agreed to among such Non-Defaulting Members.

Section 4.7 Optional Contribution. If a contribution with respect to an Unfunded Amount is treated as an Optional Contribution pursuant to Section 4.6, upon the receipt of any such Optional Contribution and in consideration of such additional Optional Contribution made by any Member pursuant to Section 4.1, there shall be issued to such Member a number of Class A Units equal to the quotient of (x) the amount of such Optional Contribution, divided by (y) the Class A Unit Price, and the Class A Sharing Percentage of each Class A Member will be adjusted to equal an amount, expressed as a percentage, equal to the number of Class A Units held by such Class A Member divided by the total number of Units held by all Class A Members after giving effect to such Optional Contribution and the issuance of additional Class A Units in respect of such Optional Contribution.

Section 4.8 No Return of Capital Contributions. Except as expressly provided in this Agreement, a Member shall not be entitled to the return of any part of its Capital Contributions or to be paid any interest, salary or draw in respect of its Capital Contributions. A Capital Contribution that has not been repaid is not a liability of the Company or any Member.

ARTICLE V
ALLOCATIONS; DISTRIBUTIONS

Section 5.1 Allocations of Net Income or Net Loss. After giving effect to the allocation in Section 5.2 for purposes of maintaining the Capital Accounts the Company’s items of Net Income and Net Loss shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocations is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 5.4 if the Company and each of its Subsidiaries were dissolved, their respective affairs wound up and their respective assets sold for cash equal to their Book Basis, all of the liabilities of the Company and its Subsidiaries were satisfied (limited with respect to each nonrecourse liability to the Book Basis of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 5.4 less (ii) the Member’s share of Company Minimum Gain, share of Member Nonrecourse Debt Minimum Gain, and the amount, if any, which such Member is obligated to contribute to the capital of the Company.

Section 5.2 Special Allocations. Notwithstanding Section 5.1, for each taxable year or other relevant period, the following special allocations will be made in the following order and priority:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for the taxable year or other relevant period, then, to the extent required by the Treasury Regulations, items of income (determined in accordance with the provisions of Treasury Regulations Section 1.704-2(f)(6)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in Company Minimum Gain (determined in accordance with the provisions of Treasury Regulations Section 1.704-2(g)). This Section 5.2(a) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulations Section 1.704-2(f).

(b) Member Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain for the taxable year or other relevant period, then, to the extent required by Treasury Regulations, items of income (determined in accordance with the provisions of the Treasury Regulations Section 1.704-2(i)(4)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (determined in accordance with the provisions of Treasury Regulations Section 1.704-2(i)(5)). This Section 5.2(b) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulations Section 1.704-2(i)(4).

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Member’s Adjusted Capital Account Deficit, such Member will be allocated items of income (including gross income), gain and Simulated Gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Member’s Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 5.2(c) shall be made only to the extent that the Member has an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and this Section 5.2 have been tentatively made as if this Section 5.2(c) was not in this Agreement.

(d) Deficit Capital Accounts Generally. If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, such member will be allocated items of income (including gross income), gain and Simulated Gain in an amount and manner sufficient to eliminate the Member’s Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 5.2(d) shall be made only to the extent that the Member has an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and this Section 5.2 have been tentatively made as if Section 5.2(c) and this Section 5.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members pro rata in accordance with their A/C Sharing Percentage.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be specially allocated to the Members who bear the economic risk of loss for the liability to which the deductions are attributable, determined in accordance with the principles of Treasury Regulations Section 1.704-2(i).

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment shall be included as an item of gain (if positive) or loss (if negative) and shall be specially allocated to the Members consistent with the manner in which their Capital Accounts are required to be adjusted by such Treasury Regulation.

(h) The Company’s “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)) for a particular Fiscal Year shall be allocated among the Members pro rata in accordance with their A/C Sharing Percentage

(i) Simulated Depletion Deductions and Simulated Loss with respect to each Oil and Gas Property shall be allocated in proportion to the manner in which the Simulated Basis of such property is allocated between the Members pursuant to Section 4.3(d), provided, however, if the percentage depletion method is used, any excess percentage depletion shall be allocated in accordance with Treasury Regulations Section 1.704-1(b)(4)(iii). Simulated Gain shall be included in Net Income or Net Loss and allocated pursuant to Section 5.1.

(j) For purposes of Treasury Regulations Sections 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b)(4)(v), the amount realized on the disposition of any Oil and Gas Property shall be allocated (i) first to the Members in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated to the Members pursuant to Section 4.3(d), and (ii) any remaining amount realized shall be allocated to the Members in the same ratio as the Simulated Gain.

Section 5.3 Allocations of Taxable Income or Loss.

(a) Except as provided in Section 5.3(b), (c), or (d) or as otherwise required by the Code or Treasury Regulations, solely for U.S. federal income tax purposes, items of Company taxable income, gain, loss and deduction for each Fiscal Year shall be allocated among the Members in the same manner as each correlative item of income, gain, loss and deduction, as determined for Capital Account purposes, is allocated pursuant to Section 5.1 and Section 5.2.

(b) If property contributed to the Company by a Member has an adjusted U.S. federal income tax basis that differs from its initial Book Basis on the date of contribution or if the Book Basis of property is adjusted upon the occurrence of a Revaluation Event, income, gain, loss and deductions with respect to such property will, solely for tax purposes, be allocated among the Members so as to take account of such difference. Such allocations will be made among the Members in the manner provided in Section 704(c) of the Code, pursuant to the remedial allocation method described in Treasury Regulations Section 1.704-3(d), or such other reasonable method determined by the Board of Directors.

(c) Depreciation, depletion, intangible drilling cost, and amortization recapture amounts under Sections 1245, 1250 or 1254 of the Code and the Treasury Regulations thereunder, if any, resulting from any sale or disposition of tangible or intangible depreciable, depletable or amortizable property shall be allocated to the Members in the same proportions that the depreciation, depletion, intangible drilling cost or amortization being recaptured was allocated.

(d) Pursuant to Section 613A(c)(7)(D) of the Code and the Treasury Regulations promulgated thereunder, cost and percentage depletion deductions with respect to any Oil and Gas Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the U.S. federal income tax basis of each Oil and Gas Property shall be allocated to each Member in accordance with such Member’s Capital Interest Percentage as of the time such Oil and Gas Property is contributed to or acquired by the Company (and any additions to such U.S. federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted U.S. federal income tax basis to be in accordance with their respective Capital Interest Percentages as determined at the time of any such additions), and shall be reallocated among the Members in accordance with the Members’ respective Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Basis of the Company’s Oil and Gas Properties pursuant to clause (ii) of the definition of Book Basis. The Company shall include in the information provided to each Member pursuant to this Agreement such Member’s allocable share of the U.S. federal income tax basis of each Oil and Gas Property, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence. The allocations described in this Section 5.3 are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members may, in good faith, authorize special allocations of U.S. federal income tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Oil and Gas Properties, in such manner as determined consistent with the principles outlined in Section 5.3(b). The provisions of this Section 5.3 and the other provisions of this Agreement relating to allocations under Section 613A(c)(7)(D) of the Code are intended to comply with Treasury Regulations Section 1.704–1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Oil and Gas Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Company, each Member shall advise the Company of its adjusted tax basis in each Oil and Gas Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto. The Company shall provide each Member with information reasonably requested by such Member to comply with this Section 5.3 and other tax reporting obligations.

Section 5.4 Distributions. Distributions from the Company will be made from Available Cash or pursuant to Section 5.4(d), as provided in this Section 5.4:

(a) Distributions of Available Cash and pursuant to Section 5.4(d) shall be made upon the occurrence of any of a Liquidity Event or as otherwise determined by the Board from time to time, and all such distributions shall be allocated and distributed as follows:

(i) first, until the Priority Amount of each Class A Unit has been reduced to zero, (A) an amount equal to the A/C Sharing Percentage of the holder of Class C Units shall be allocated and distributed to the holder of Class C Units and (B) the remaining amount shall be allocated to the holders of Class A Units and distributed to each such holder of Class A Units in proportion to the respective aggregate Priority Amount of the Class A Units held by such holders of Class A Units;

(ii) thereafter (subject to the following paragraph), (A) eighty percent (80%) shall be allocated among the holders of Class A Units and the holder of Class C Units in proportion to their respective A/C Sharing Percentages at such time and (x) such amount allocated to the holders of Class A Units shall be distributed to the holders of Class A Units in proportion to their respective Class A Sharing Percentage at such time and (y) such amount allocated to the holder of Class C Units shall be distributed to such holder of Class C Units and (B) twenty percent (20%) shall be allocated and distributed to the holder of Class B Units.

If, after any distributions are made pursuant to this Section 5.4, additional Capital Contributions are made on account of or in exchange for Class A Units, then (x) subsequent distributions under this Section 5.4 shall be made giving effect to such additional Capital Contributions and the effect of such additional Capital Contributions on the distributions to be made pursuant to Section 5.4 to each holder of Class A Units and the amount required to be distributed to each holder of Class A Units pursuant to each of Section 5.4(a)(i) and (ii), and (y) any amount that otherwise would be distributable to the holders of Class B Units on account of their Class B Units shall instead be paid to the holders of Class A Units on account of their Class A Units until the holders of Class A Units shall have received on account of their Class A Units the amount that they would have received on account of their Class A Units pursuant to this Agreement based on the total amount that has been distributed by the Company.

(b) All distributions, including tax distributions treated as advances of such distributions pursuant to Section 5.4, shall be credited towards or applied against the return calculations in clause (a) above. For the avoidance of doubt, no distributions will be made under this Agreement other than distributions made pursuant to this Section 5.4 and Section 5.5. In the event that a reassignment to Nytis LLC occurs pursuant to Section 2.4 of the Participation Agreement, such reassignment amounts shall not be treated as a distribution under this Agreement.

(c) Prior to the dissolution of the Company in accordance with Article VII, distributions pursuant to Section 5.4 may only be made of cash and Marketable Securities without the approval of a Supermajority of the Voting Power. In connection with a dissolution of the Company in accordance with Article VII, the Company may distribute property other than cash and Marketable Securities with the approval of a Majority of the Voting Power.

(d) Cash and Non-Cash Distributions.

(i) Subject to Section 5.4(d)(ii), if any distribution consists of both cash and non–cash property, then unless otherwise determined by a Supermajority of Voting Power the cash and non–cash property shall be distributed on a pro rata basis such that the total amount of property distributed on account of each Unit shall contain the same percentage of cash and the same percentage of non–cash property (based on the Fair Market Value of such non–cash property), and, to the extent the non–cash distributable property shall consist of more than one item of non–cash property, the Board shall, to the extent practicable, allocate to each Unit receiving a distribution the same percentage (as a percentage of the total value of cash and non–cash property distributed) of each item or type of non–cash property.

(ii) If any distribution consists of both cash and non–cash property and such distribution is allocated among more than one class of Units, then the cash and non–cash property shall be distributed on a pro rata basis such that the total amount of property distributed to each class of Units receiving a distribution shall contain the same percentage of cash and the same percentage of non–cash property (based on the Fair Market Value of such non–cash property), and, to the extent the non–cash distributable property shall consist of more than one item of non–cash property, the Board shall, to the extent practicable, allocate to each class of Units receiving a distribution the same percentage (as a percentage of the total value of cash and non–cash property distributed) of each item or type of non–cash property.

(iii) The amount of any non-cash property to be distributed in accordance with Section 5.4 shall be its Fair Market Value.

(e) Any distributions pursuant to this Section 5.4 made in error or in violation of Section 18-607(a) of the Act, will, upon demand by the Board, be returned to the Company.

Section 5.5 Tax Distributions. Subject to the Act, the Company may, to the extent of Available Cash and in proportion to their respective allocations of taxable income of the Company for the taxable year, distribute to the Members an amount up to the aggregate amount equal to the Tax Liability Deficiency. The distributions pursuant to this Section 5.5 shall be made in quarterly installments on an estimated basis on or before the 10th day of each March, June, September and December. The amount to be distributed to a Member pursuant to this Section 5.5 in respect of any taxable year shall be computed as if any distributions made to such Member pursuant to Section 5.4 during such taxable year were a distribution under this Section 5.5 in respect of such taxable year.

(a) All distributions made to a Member pursuant to this Section 5.5 on account of the taxable income allocated to such Member shall be treated as advance distributions under Section 5.4 and shall be taken into account in determining the amount of future distributions to such Member, and for purposes of determining the amount of distributions to be made to the Members pursuant to Section 5.4, distributions made pursuant to this Section 5.5 shall be taken into account at such time as they are being made pursuant to this Section 5.4.

Section 5.6 Liability of Members; Return of Class A Distributions and Class C Distributions.

(a) Except as explicitly provided in the Act, no Member shall be liable for any debts, liabilities, contracts or obligations of the Company whatsoever.

(b) (i) Except as required by the Act, other applicable law or as otherwise expressly set forth herein, no Member shall be required to repay to the Company, any Member or any creditor of the Company all or any part of the distributions made to such Member pursuant hereto; provided, however, that, subject to the limitations set forth in Section 5.6(c) hereof, the Board may require a Class A Member and a Class C Member to return distributions made to such Class A Member on account of their Class A Units and Class C Member on account of its Class C Units for the purpose of meeting such Member’s pro rata share of any Company Expenses (as determined by the Board based on distributions received from the Company by each Class A Member on account of its Class A Units and Class C Member on account of its Class C Units relative to all distributions received from the Company by all Class A Members on account of their Class A Units and Class C Member on account of its Class C Units); provided, however, that in no event shall the Board require any Class A Member or Class C Member to return any distributions unless the Board requires each Class A Member and the Class C Member to return a proportionate share (as determined on the same basis as above) of distributions.

(ii) If, notwithstanding anything to the contrary contained herein, it is determined under applicable law that any Class A Member or Class C Member has received a distribution which is required to be returned to or for the account of the Company or Company creditors, then the obligation under applicable law of any Class A Member or Class C Member to return all or any part of a distribution made to such Class A Member or Class C Member shall be the obligation of such Class A Member or Class C Member and not of any other Class A Member or Class C Member.

(iii) Any amount returned by a Class A Member or Class C Member pursuant to this Section 5.6(b) shall be treated as a Capital Contribution to the Company.

(c) The obligation of a Class A Member and a Class C Member to return distributions pursuant to this Section 5.6 shall survive the termination of the Company and this Agreement and be subject to the following limitations:

(i) no Class A Member or Class C Member shall be required to return a distribution after the earlier to occur of (x) the third anniversary of the date of termination of the Company, and (y) the third anniversary of the date of the applicable distribution; provided, however, that if at such applicable anniversary, there are any legal proceedings then pending or any other liability (whether contingent or otherwise) or claim then outstanding, then, the obligation of such Class A Member or Class C Member to return such distribution for the purpose of meeting such Member’s pro rata share of any Company Expenses shall survive with respect to each such legal proceeding, liability and claim set forth in such notice (or any related legal proceeding, liability or claim based upon the same or a similar claim) until the date that such legal proceeding, liability or claim is ultimately resolved and satisfied;

(ii) the aggregate amount of distributions which a Class A Member or Class C Member may be required to return hereunder shall not exceed an amount equal to the aggregate amount of distributions made to them on account of their Class A Units or Class C Units, as applicable (net of taxes actually paid on account of such distributions by any such holder of Class A Units or Class C Units, its Affiliates or direct or indirect members or equity owners).

Section 5.7 Return of Class B Distributions. If, upon the dissolution by the Company pursuant to Article VII and the final distribution of all assets of the Company pursuant to Section 5.4, the amount distributed on account of the Class B Units exceeds the aggregate amount distributable on account of the Class B Units pursuant to Section 5.4 after giving effect to all distributions pursuant to Section 5.4 and Section 5.5 (the amount of such excess, the “Excess Class B Distribution Amount”) then the Class B Member shall return to the Company an amount equal to the Excess Class B Distribution Amount, and the amount returned to the Company shall be allocated among and distributed to the holders of Class A Units and Class C Units in accordance with Section 5.4 and Section 5.5, as applicable.

ARTICLE VI
TRANSFER; WITHDRAWAL; SALE RIGHTS; EXIT EVENTS

Section 6.1 Transfers.

(a) No Transfer of all or part of a Member’s Interest may be made except (i) in the case of Yorktown or Carbon, with the approval of a Majority of the Voting Power (provided that approval of a Majority of the Voting Power is not required for a Yorktown-Carbon Assignment), (ii) to a Permitted Transferee of such Member, (iii) in accordance with Section 6.2, Section 6.3, Section 6.5, Section 6.6 or Section 6.9, or (iv) Transfers to or from a Subject Company pursuant to Section 6.4, and then only if a counterpart of the instrument of Transfer, executed and acknowledged by or on behalf of the parties thereto (provided if a holder of Units fails to execute any such instrument in breach of its obligations under this Agreement, the signature of such Person shall not be required) is delivered to the Company. Notwithstanding the foregoing, no Indirect Parent Transfer may be made without first obtaining approval of a Supermajority of the Voting Power. A permitted Transfer will be effective as of the date specified in the instruments of assignment or conveyance, subject to applicable law, provided that an assignee will not be admitted as a Member except in accordance with Section 6.7. Notwithstanding the foregoing, the Class B Units and Class C Units shall not be Transferable except as expressly provided in this Article VI.

(b) In no event shall a Transfer be permitted if (i) such Transfer would cause interests in the Company to be traded on an established securities market, secondary market or substantial equivalent thereof within the meaning of Treasury Regulations Sections 1.7704-1 or (ii) such Transfer would cause the Company to become subject to regulation under either the Investment Company Act or the Investment Advisers Act.

Section 6.2 Drag-Along Rights.

(a) In the event Old Ironsides or its Permitted Transferees propose to Transfer all or any portion of its Interests other than to a Permitted Transferee of such Member and such Interests constitute more than 50% of the outstanding Class A Units (a “Drag-Along Sale”), Old Ironsides and its Permitted Transferees effecting such Transfer (collectively, the “Dragging Member”) shall have the right to require each other Member (each, a “Drag-Along Member”) to sell their Interests in such Drag-Along Sale by Transferring up to a proportion (based on the percentage of the Class A Units being Transferred by the Dragging Member relative to the number of Class A Units owned by the Dragging Member) of the Class A Units held by each Drag-Along Member at the purchase price and upon the other terms and subject to the conditions of the Drag-Along Sale (all of which shall be set forth in the Drag-Along Notice).

(b) The Dragging Member shall provide each Drag-Along Member written notice of the terms and conditions of such proposed Transfer (the “Drag-Along Notice”) not later than 15 Business Days prior to the closing of the proposed Drag-Along Sale. The Drag-Along Notice shall contain a true and complete copy of any and all available documents constituting the agreement to transfer and, to the extent not set forth in the accompanying documents, the price offered for the Interests, all information reasonably available to the Dragging Member regarding the acquirer, all other material terms and conditions of the proposed Drag-Along Sale and, in the case of a proposed Drag-Along Sale in which the consideration payable for the Interests consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably available to the Dragging Member. Each Drag-Along Member shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Notice and this Section 6.2. No Member shall have any dissenters’ or appraisal rights in connection with the Drag-Along Sale, and each Member hereby releases, and will execute such further instrument as the Company reasonably requests to further evidence the waiver of, such rights.

(c) Within 10 Business Days following receipt of the Drag-Along Notice (the “Drag-Along Notice Period”), each Drag-Along Member must deliver to such Dragging Member (i) wire transfer instructions for payment of the purchase price for the Interests to be sold in such Drag-Along Sale, and (ii) all other documents required to be executed in connection with such Drag-Along Sale. Each Member makes, constitutes, and appoints the Manager (or its chief executive officer, in his official corporate capacity) as its true and lawful attorney-in-fact for such person and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the provisions and the agreement, obligations, and covenants of such Member in this Section 6.2 in the event that such Member is or becomes a Drag-Along Member pursuant to this Section 6.2. Each Member hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Member’s obligations and agreements as a Drag-Along Member pursuant to this Section 6.2 as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

(d) If, at the end of the 90-day period after the date on which the Dragging Member gives the Drag-Along Notice (which 90-day period shall be extended if any of the transactions contemplated by the Drag-Along Sale are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following the delivery of the Drag-Along Notice), the Drag-Along Sale has not been completed on substantially the same terms and conditions set forth in the Drag-Along Notice, the Drag-Along Members shall no longer be obligated to sell their Interests pursuant to such Drag-Along Notice and the Dragging Member shall return to each Drag-Along Member any documents in the possession of the Dragging Member executed by or on behalf of such Drag-Along Member in connection with the proposed Drag-Along Sale.

(e) Concurrently with the consummation of the Drag-Along Sale, Dragging Member shall (i) notify the Drag-Along Members thereof, (ii) remit to the Drag-Along Members the total consideration for the Interests of the Drag-Along Members Transferred pursuant thereto, and (iii) promptly after the consummation of the Drag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Drag-Along Members.

(f) Notwithstanding anything contained in this Section 6.2, there shall be no liability on the part of the Dragging Member to the Drag-Along Members if the Transfer of the Interests pursuant to this Section 6.2 is not consummated for whatever reason.

(g) Notwithstanding anything contained in this Section 6.2, the obligations of the Drag-Along Members to participate in a Drag-Along Sale are subject to the following conditions:

(i) upon consummation of such Drag-Along Sale, (A) all of the Members participating therein will receive the same form of consideration, and (B) the aggregate consideration received by the Members will be paid to the Members subject to the allocation provisions set forth in Section 5.4;

(ii) no Drag-Along Member participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Drag-Along Sale, and each Drag-Along Member shall be obligated to pay only its pro rata share (based on the amount of the purchase price received) of expenses incurred in connection with a consummated Drag-Along Sale to the extent such expenses are incurred for the benefit of all Members and are not otherwise paid by the Company or another person;

(iii) without the written consent of a Drag-Along Member, such Drag-Along Member shall not be obligated with respect to (A) any representation or warranty other than (I) a representation and warranty that relates solely to such Drag-Along Member’s title to its Interest, and its authority and capacity to execute and deliver the subject purchase and sale agreement or (II) a representation and warranty that relates to the Company and its operations which each Member is severally making to the buyer, or (B) any indemnity obligation beyond a pro rata portion (based on and limited to the value of consideration received by such Drag-Along Member in the Drag-Along Sale) of the indemnity obligations which obligate the Dragging Member and all Drag-Along Members and then, such indemnity obligations shall be several and not joint, or (C) any other continuing obligation on such Drag-Along Member in favor of any other person following the Disposition of such Drag-Along Member’s Interests (other than obligations relating to representations and warranties that relate solely to such Drag-Along Member and not to any other Member or the indemnification obligation provided for in clause (B) above);

(iv) no Drag-Along Member shall be obligated to consummate such Drag-Along Sale contemplated by the Drag-Along Notice with respect to its Interests unless the Dragging Member consummates such Drag-Along Sale with respect to all (but not less than all) of their Interests on the terms and conditions contemplated by the Drag-Along Notice; and

(v) no Drag-Along Member shall be obligated to participate in a Drag-Along Sale that is an Excluded Affiliate Transfer.

(h) If a Member whose Class A Units are Transferred pursuant to this Section 6.2 also holds Class B Units or Class C Units and all of such Member’s Class A Units are Transferred pursuant to this Section 6.2, then all Class B Units and all Class C Units held by such Member shall be Transferred together with such Member’s Class A Units in the Drag-Along Sale. If a Member whose Class A Units are Transferred pursuant to this Section 6.2 also holds Class B Units or Class C Units and less than all of such Member’s Class A Units are Transferred pursuant to this Section 6.2, then all Class B Units and all Class C Units held by such Member shall be retained by such Member and not included in the Drag-Along Sale.

(i) In any Drag-Along Sale in which a Drag-Along Member participates pursuant to this Section 6.2, the aggregate consideration to be paid by the acquiring party shall be allocated among each class of Units included in such Drag-Along Sale and the holders of Class A Units (with respect to their Class A Units), the holders of Class B Units (with respect to their Class B Units) and the holder of Class C Units (with respect to the Class C Units) included in the Drag-Along Sale as provided in Section 6.11.

Section 6.3 Tag-Along Rights.

(a) In the event Old Ironsides or its Permitted Transferees propose to Transfer any of its Interests other than to a Permitted Transferee of such Member and such Interests constitute more than 50% of the outstanding Class A Units, then Old Ironsides and its Permitted Transferees effecting such Transfer (collectively, the “Tag-Along Transferring Member”) shall permit Yorktown and Carbon (each, a “Tag-Along Participant”) to participate in such Transfer (a “Tag-Along Sale”) by Transferring (at each Tag-Along Participant’s election) up to a proportion (based on the percentage of the Class A Units being Transferred by the Tag-Along Transferring Member relative to the number of Class A Units owned by the Tag-Along Transferring Member) of the Class A Units held by each Tag-Along Participant at the purchase price and upon the other terms and subject to the conditions of the Tag-Along Sale (all of which shall be set forth in the Tag-Along Notice).

(b) At least twenty (20) Business Days prior to the date on which the Tag-Along Transferring Member expects to consummate the Transfer, the Tag-Along Transferring Member shall deliver a written notice (“Tag-Along Notice”) to the Tag-Along Participants, which shall set forth all relevant information with respect to the proposed Transfer, including the identity of the buyer, the proposed purchase price, the Interests that are the subject of the sale, the expected closing date of the Transfer, and any other terms and conditions of the proposed Transfer (including copies of all available and relevant proposed purchase and sale documents). Any Tag-Along Participant electing to participate in the Transfer shall provide the Tag-Along Transferring Member with written notice thereof within ten (10) Business Days prior to the date on which the Tag-Along Transferring Member expects to consummate the Transfer (or if the Tag-Along Transferring Member delivers an amended Tag-Along Notice, within 10 days after the delivery of such amended Tag-Along Notice (and the closing of the Transfer shall not occur prior to the expiration of 10 days after such amended Tag-Along Notice has been delivered to each Tag-Along Participant)). Each Tag-Along Participant electing to Transfer its Interests shall execute such documents, as are executed by the Tag-Along Transferring Member with respect to the Transfer; provided, however, that any representations and warranties relating specifically to any Member shall only be made by that Member and any indemnification provided by the Members shall be made on a several, not joint, basis (provided each Tag-Along Transferring Member and Tag-Along Participant shall be required to provide proportionate (based on the amount of consideration to be received) indemnification with respect to any representations and warranties related to the Company and its Subsidiaries); provided further, however, that each Tag-Along Participant shall be required to represent and warrant with respect to the Required Representations. In no event shall the amount of any indemnity obligation of any Tag-Along Participant exceed the amount of cash and the Fair Market Value of any non-cash consideration received by such Tag-Along Participant in such Transfer, except in the case of fraud by such Tag-Along Participant. Any indemnification or other obligation assumed or incurred in connection with a Transfer shall be allocated among the Persons Transferring Units in connection with such Transfer in the same proportion as the consideration received by such Persons in connection with such Transfer, in each case other than with respect to the Required Representations.

(c) After the consummation of the Transfer pursuant to this Section 6.3, the Tag-Along Transferring Member shall give notice thereof to the Tag-Along Participants, shall remit to each such Tag-Along Participant any funds due to such Tag-Along Participant and held by the Tag-Along Transferring Member, and shall furnish such other evidence of the completion of such Transfer and the terms thereof as may be reasonably requested by such Tag-Along Participant. If within ninety (90) days after the Tag-Along Transferring Member gives the Tag-Along Notice (or the amended Tag-Along Notice, if applicable), which 90-day period shall be extended if any of the transactions contemplated by the Tag-Along Sale are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 120 days following the delivery of the Tag-Along Notice (or the amended Tag-Along Notice, if applicable), the Tag-Along Transferring Member has not completed the Transfer, it shall return to each Tag-Along Participant any documents in possession of the Tag-Along Transferring Member executed by such Tag-Along Participant in connection with such proposed Transfer.

(d) Each Member selling any Units pursuant to any Transfer pursuant to this Section 6.3 in which less than all of the outstanding Class A Units are sold (a “Tag-Along Partial Sale”) shall, prior to the consummation of such sale, notify the Board of which Class A Units are being sold by such Member (including any Capital Contributions and distributions previously made in respect of such Class A Units) pursuant to such Tag-Along Partial Sale. The transferee of such Class A Units shall succeed to the portion of the Capital Account and characteristics associated with such Class A Units.

(e) If a Tag-Along Participant also holds Class B Units or Class C Units and such Tag Along Participant is disposing of all of its Class A Units in such Tag-Along Sale, then all Class B Units and all Class C Units held by such Tag-Along Participant shall be Transferred in such Tag-Along Sale together with such Tag-Along Participant’s Class A Units. If a Tag-Along Participant also holds Class B Units or Class C Units and such Tag Along Participant is disposing of less than all of its Class A Units in such Tag-Along Sale, then all Class B Units and all Class C Units held by such Tag-Along Participant shall be retained by such Member and not included in such Tag-Along Sale.

(f) In any Tag-Along Sale in which a Tag-Along Participant participates pursuant to this Section 6.3, the aggregate consideration to be paid by the acquiring party shall be allocated among each class of Units included in such Tag-Along Sale and among the holders of Class A Units (with respect to their Class A Units), the holders of Class B Units (with respect to their Class B Units) and the holder of Class C Units (with respect to the Class C Units) included in such Tag-Along Sale as provided in Section 6.11.

(g) For purposes of this Section 6.3, “Old Ironsides” shall mean Old Ironsides and each transferee of Class A Units from Old Ironsides and “Carbon” shall mean Carbon and each transferee of Class A Units from Carbon.

Section 6.4 Indirect Transfer.

(a) If any holder of Class A Units or any Parent of a holder of Class A Units proposes to effect a transaction or series of transactions that would result in a Change in Control of such holder of Class A Units or any such Parent (such transaction, an “Indirect Parent Transfer”), then such holder of Class A Units (the “Subject Company”) or its Parent shall give written notice to the other Class A Members (“IPT Notice”) at least twenty (20) days prior to the consummation of such Indirect Parent Transfer (or such shorter period as is agreed by the relevant parties), stating the desire of such holder of Class A Units or such Parent to effect such Indirect Parent Transfer, the identity of the other party to such transaction (the “Offeror”), the interest to be Transferred, and all other material terms and conditions of such transaction, including a description of purchase price allocation.

(b) Upon an Indirect Parent Transfer consummated without the approval of the IPT Eligible Member, (i) each IPT Eligible Member shall have the right to, each at its own option, purchase all, but not less than all, of the Units held by the Subject Company for an amount in cash equal to the implied value per Unit allocated to such Units by the Offeror, or if no such allocation is made by the Offeror, the fair market value of such Units (such implied value or fair market value per Unit the “IPT Transaction Value”) (provided more than one IPT Eligible Member exercises its right to purchase, each exercising IPT Eligible Member will have the right to purchase its pro rata portion of the Units being sold in the proportion that the relative Class A Sharing Percentage of the exercising Members) or (ii) if the IPT Eligible Member does not exercise its rights under clause (i) above, then each IPT Eligible Member, each at its own option, may sell to the Subject Company, and the Subject Company shall have the obligation to purchase, all, but not less than all, of the Units held by each exercising IPT Eligible Member for an amount in cash equal to the IPT Transaction Value of such Units. Such rights may be exercised by written notice to the Subject Company given within twenty (20) days of receipt of the IPT Notice, or, if an IPT Notice is not delivered to a IPT Eligible Member in violation of this Section 6.4(b) or an Indirect Parent Transfer otherwise occurs with respect to a IPT Eligible Member, then such right may be exercised by the applicable IPT Eligible Member(s) providing written notice to the Subject Company within one hundred twenty (120) days after such IPT Eligible Member obtains actual knowledge of such Indirect Parent Transfer (any such notice, and “IPT Exercise Notice”). The failure of a recipient of an IPT Notice or any other IPT Eligible Member to notify the Subject Company within such applicable time period provided above of any election under this Section 6.4(b) shall be deemed an election by such IPT Eligible Member not to exercise its right to acquire or sell Units pursuant to this Section 6.4 in connection with such Indirect Parent Transfer.

(c) For purposes of this Section 6.4, the “fair market value” of any Units shall be the fair market value of such Units, as agreed to by the Subject Company and the holders of each Class of Units electing to purchase or sell such Units (such holders electing to purchase or sell Units, collectively as to each class of Units, the “Exercising Member”) that collectively hold a majority of such class of Units held by all Exercising Members of such class of Units (as to each class of Units, the “Primary Exercising Members”) or, in the event the Subject Company and the Primary Exercising Member fail to agree within fifteen (15) days after the Exercising Member has delivered a IPT Exercise Notice to the Subject Company in accordance with Section 6.4(b), the fair market value of such Units as determined by a Qualified Appraiser which has not had any material engagement with the Subject Company or the Primary Exercising Members or any of their respective Affiliates in the preceding two years selected by the Primary Exercising Member. Any such Qualified Appraiser so appointed shall be deemed the “Initial Appraiser.”

(d) In the event that the Subject Company objects to the fair market value determination made by the Initial Appraiser, then the Subject Company may, within thirty (30) days after receipt of the Initial Appraiser’s determination of fair market value, select a Qualified Appraiser which has not had any material engagement with the Subject Company or the Primary Exercising Member or any of their respective Affiliates in the preceding two years (the “Second Appraiser”). The Initial Appraiser and the Second Appraiser shall thereupon select a third Qualified Appraiser (the “Neutral Appraiser”). The Subject Company and the Exercising Member shall execute such engagement and indemnity agreements as the Neutral Appraiser shall require as a condition to engagement and each shall be responsible for all fees and expenses of the investment bank selected by it and for its one–half of all fees and expenses of the Neutral Appraiser. The Subject Company and the Exercising Member shall, and shall cause their respective Affiliates to, make available to the other and the investment banks such information as is reasonably necessary to reach a fair market value determination. Each of the Initial Appraiser, Second Appraiser, and Neutral Appraiser shall independently determine its proposed fair market value of the Units, and “fair market value” shall thereupon mean the average of the two such proposed fair market values that are nearest to one another. The following principle shall apply generally to any determination of fair market value under this Section 6.4: fair market value shall mean the cash price at which the Units would change hands between a willing buyer and a willing seller, neither being under any compulsion and both having a reasonable knowledge of the relevant facts including the application of Section 5.4 and without reduction based upon any lack of control, minority ownership, marketability or other similar discounts. If the Subject Company fails to select the Second Appraiser within the 30 day period provided above, such Subject Company shall be deemed to have waived such objection and the fair market determination by the Initial Appraiser shall be deemed final.

(e) Notwithstanding anything in this Section 6.4, within fifteen (15) days after receipt of an IPT Exercise Notice by a Subject Company such Subject Company may deliver written notice (a “Cure Notice”) to the Person who delivered such IPT Exercise Notice that the Indirect Parent Transfer was inadvertent and such Subject Company may, during the thirty (30) days immediately following delivery of a Cure Notice (the “Cure Period”), effect such actions to cause the Change in Control giving rise to the Indirect Parent Transfer to cease to exist such that there shall no longer exist a Change in Control of such Subject Company, and the time periods for actions to occur after delivery of an IPT Exercise Notice (other than the Cure Period) shall be tolled during such Cure Period. If the Subject Company successfully takes such action within such Cure Period to cause the Change in Control giving rise to such Indirect Parent Transfer to cease to exist such that there shall no longer exist a Change in Control of the Subject Company upon the expiration of such Cure Period, then this Section 6.4 shall no longer apply with respect to such previous Indirect Parent Transfer.

(f) Notwithstanding anything in this Section 6.4, a Change in Control of the Ultimate Parent of Old Ironsides shall not constitute a Change in Control of Old Ironsides or any Permitted Transferee of Old Ironsides, a Change in Control of the Ultimate Parent of Yorktown shall not constitute a Change in Control of Yorktown or any Permitted Transferee of Yorktown, a Change in Control of the Ultimate Parent of Carbon shall not constitute a Change in Control of Carbon or any Permitted Transferee of Carbon, and a Change in Control of the Ultimate Parent of any other Member shall not constitute a Change in Control of such Member or any Permitted Transferee of such Member for purposes of this Section 6.4.

Section 6.5 Liquidity Event.

(a) Notwithstanding anything to the contrary set forth herein:

(i) So long as the Company has not effected a Public Offering, at any time following February 23, 2024, Carbon (if Carbon is not a Defaulting Member) and Old Ironsides (if Old Ironsides is not a Defaulting Member) shall each have the right, at each of their express direction and in each of their sole discretion, to direct the Board to take such actions to effect a Liquidity Event upon delivering a written notice thereof to the Board of such direction (a “Liquidity Event Notice”).

(ii) (A) At any time Yorktown or Carbon is a Defaulting Member, (B) following a Key Man Event pursuant to Section 4.2(c) or (C) if the Services Agreement is terminated, so long as the Company has not effected a Public Offering, Old Ironsides shall have the right, at its express direction and in its sole discretion, to direct the Board to take such actions to effect a Liquidity Event upon delivering a Liquidity Event Notice.

(b) Upon receipt of a Liquidity Event Notice, the Company shall use commercially reasonable efforts to consummate a Liquidity Event as soon as practicable and shall diligently pursue the consummation of a Liquidity Event in good faith and the Board shall manage the business and affairs of the Company primarily with a view toward the consummation of such Liquidity Event as soon as reasonably practicable following the exercise of such right, and the approval of a Liquidity Event by an Old Ironsides Designee or a Carbon Designee shall be deemed approval of such Liquidity Event by the Board, subject to any approval required by Section 2.4(b)(v). Each Member shall, and shall cause its Affiliates to, take all actions, including those set forth in Section 6.5(c), if applicable, reasonably necessary or appropriate to (i) cooperate with the Company in working toward the consummation of a Liquidity Event and (ii) cause its Board appointees to act in accordance with this Section 6.5 (including replacing its Board appointees, if necessary).

(c) If the Board approves (or is deemed to have approved) a Liquidity Event (an “Approved Exit”), each Member shall raise no objections against such Approved Exit and, to the extent necessary to effect the consummation of such Approved Exit, vote for and consent to such Approved Exit; provided, however, that any such vote, consent or approval by a Member shall not constitute a waiver or otherwise affect any rights or obligations of any Member under this Section 6.5, or Section 6.6 of this Agreement with respect to such Approved Exit or any rights of a Member with respect to or arising as a result of such Approved Exit under any agreement to which such Member is a party. If the Approved Exit is structured as a (i) merger, consolidation or sale of assets, each Member shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or sale of assets or (ii) sale of Units, each Member shall agree to sell all of his, her or its Units or rights to acquire Units on the terms and conditions approved by the Board (subject to Section 6.11). Each Member shall take all necessary or desirable actions in connection with the consummation of the Approved Exit as reasonably requested by the Board.

(d) In any Approved Exit, the consideration received by the Company shall be allocated and distributed to each Member in accordance with Section 5.4 after all the liabilities of the Company have been satisfied in full or provided for.

(e) Members shall bear their pro rata share (based upon the allocation set forth in Section 6.5(d)) of the costs of any sale of Interests pursuant to an Approved Exit to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 6.5, costs incurred by Members in exercising reasonable efforts to take all actions in connection with the consummation of an Approved Exit in accordance with this Section 6.5 shall be deemed to be for the benefit of all Members. Costs incurred by Members solely on their own behalf will not be considered costs of the transaction hereunder.

(f) If the Board determines that the Liquidity Event shall be a Public Offering:

(i) each Member agrees that it will, and will cause its Affiliates and any Director appointed by such Member to, and the Company shall:

(A) if the underwriters in any Public Offering request that all Members hold their Interest (or any equity securities of any Entity effecting such Public Offering) for a period of time following the Public Offering, do so and enter into a customary lock-up agreement;

(B) complete and execute all consents, questionnaires, powers of attorney, indemnities, underwriting agreements and other documents as may reasonably be required or advisable in connection with a Public Offering; provided that no such Person shall be required to make any representations or warranties in connection with a Public Offering other than representations and warranties regarding such Person and, if applicable, such Person’s intended method of distribution;

(C) if determined by the Board to be reasonably necessary or appropriate in connection with a Public Offering, do all things reasonably necessary or advisable to effect any Internal Restructure in accordance with Section 6.9;

(D) consent to certain additional restrictions on the Transfer of Interests (or any equity securities of any Entity effecting such Public Offering) which the Board determines may be required in order to permit compliance with the Securities Act or other applicable law;

(E) use commercially reasonable efforts to accommodate any such other reasonable actions required by the United States Securities and Exchange Commission or similar governmental authority to effect the Public Offering; and

(F) make modifications to this Agreement (or any other agreement then governing the rights and obligations of the Members with respect to the Company or any successor to the Company) as are customary and appropriate for companies that conduct a Public Offering, such modifications to be in form and substance reasonably satisfactory to Carbon and Old Ironsides.

(ii) The Company shall be responsible for its own costs, fees and expenses in connection with a Public Offering and shall reimburse the Members and their Affiliates for the reasonable out-of-pocket costs, fees and expenses (excluding underwriting discounts, selling commissions and similar fees) incurred by them in connection with a Public Offering, including the reasonable costs, fees and expenses of one outside counsel for each Member.

(iii) Each of the Members shall be granted customary demand and piggyback registration rights effective from and after the Public Offering, as well as the right to include their Interests (or any securities for which such Interests are exchanged or into which such Interests are converted) in the Public Offering on a pro rata basis (based on the relative percentages of securities of this type to be included in the Public Offering held by the Members immediately prior to the Public Offering); provided that if the managing underwriter or the placement agent advises the Company or the Board that the inclusion of securities of the Members in the Company or any Affiliate of the Company requested to be included for sale in a secondary offering in connection with the Public Offering would materially and adversely affect the price, distribution or timing of the offering, then the Company shall have the right to exclude all or any portion of such securities of the Company or any Affiliate of the Company from sale in connection with the Public Offering, with such exclusions applied to the Members’ pro rata share of such securities (based on the relative percentages of securities to be included in the Public Offering held by the Members immediately prior to the Public Offering).

(g) Notwithstanding anything to the contrary contained herein, if a Liquidity Event is not consummated during the period beginning as of the date a Liquidity Event Notice is delivered to the Board through the first anniversary of such date and a Member thereafter seeks to Transfer of its Interests, Board approval for such Transfer shall not be required pursuant to Section 6.1.

Section 6.6 Buy/Sell Rights.

(a) If a Liquidity Event is not consummated during the period beginning as of the date of Liquidity Event Notice is delivered to the Board through the first anniversary of such date, either Carbon (if Carbon is not a Defaulting Member) or Old Ironsides (if Old Ironsides is not a Defaulting Member) (the “Initiating Member”) may initiate the buy sell procedure set forth in this Section 6.6 by delivering to the other (the “Non-Initiating Member”) written notice specifying such Member’s determination of the Company Sale Value and the amount that would be distributable to each holder of Units by applying Section 5.4 based on an amount equal to the Company Sale Value as determined by such Member (giving effect to all distributions actually made pursuant to this Agreement through the date of the transaction for purposes of allocations under Section 5.4) (such aggregate amount as would be distributable to each Member, the “Buy/Sell Unit Price”), and the other terms and conditions pursuant to which the Initiating Member proposes to purchase all of the Units held by the Non-Initiating Member (the “Offer”). If either Carbon or Old Ironsides has transferred all or a portion of its Units then Carbon or Old Ironsides, as the case may be, and such transferee (whether or not the transferee has been admitted as a Member or is only an assignee) will collectively be considered as Carbon or Old Ironsides, respectively, for purposes of this Section 6.6 and all Units held by Carbon or Old Ironsides (including all such transferees), as the case may be, shall be subject to purchase by the Initiating Member under the provisions of this Section 6.6.

(b) No later than thirty (30) days following receipt of the Offer, the Non-Initiating Member must notify (a “Buy/Sell Election Notice”) the Initiating Member of its election to either:

(i) sell all Units held by the Non-Initiating Member and its Affiliates to the Initiating Member for a price equal to the applicable Buy/Sell Unit Price and on such other terms specified in the Offer; or

(ii) purchase all Units held by the Initiating Member and its Affiliates for a price equal to the applicable Buy/Sell Unit Price; provided that if the Initiating Member has transferred all or a portion of its Units, then the Units held by the Initiating Member and such transferees (whether or not the transferee has been admitted as a Member or is only an assignee) will collectively be considered as held by the Initiating Member for purposes of this Section 6.6(b)(ii) and Section 6.6(c) and Section 6.6(d) and the Units held by the Initiating Member (including all such transferees) shall be subject to purchase by the Non-Initiating Member under this Section 6.6.

(c) If the Non-Initiating Member fails to deliver a Buy/Sell Election Notice to the Initiating Member within the thirty (30) day period (or fails to close the purchase in accordance with Section 6.6(d) within the time period set forth therein), then the Non-Initiating Member will conclusively be deemed for all purposes to have elected to sell all Units held by the Non-Initiating Member as set forth in Section 6.6(b)(i), and this deemed election will be treated as having occurred on the last day of the thirty (30) day period (or ninety (90) day period under Section 6.6(d), if applicable).

(d) If the Non-Initiating Member elects to purchase all Units held by the Initiating Member pursuant to Section 6.6(b)(ii), then the closing of any sale under Section 6.6(b)(ii) to the Non-Initiating Member will be held at the principal office of the Company, unless otherwise mutually agreed, on a mutually acceptable date not more than ninety (90) days after receipt by the Initiating Member of the Non-Initiating Member’s Buy/Sell Election Notice electing to purchase the Units held by the Initiating Member.

(e) If the Non-Initiating Member elects to sell all of the Units held by the Non-Initiating Member pursuant to Section 6.6(b)(i) or is deemed to have so elected pursuant to Section 6.6(c), then the Initiating Member may elect:

(i) to purchase such Units for the applicable Buy/Sell Unit Price with the closing of any sale to be held at the principal office of the Company unless otherwise mutually agreed, on a mutually acceptable date not more than ninety (90) days after receipt by the Initiating Member of the Buy/Sell Election Notice; provided that the Initiating Member may elect to assign its rights to purchase such Units to any one or more other Persons (which assignment shall not relieve the Initiating Member of its obligations under this Section 6.6); or

(ii) The Initiating Member may seek a third party purchaser for one hundred percent (100%) of the Units whether through an equity sale or a sale in any other form or a sale of the assets of the Company and/or its Subsidiaries (“Third Party Sale”).

(f) The Initiating Member must notify the Non-Initiating Member of its election of Section 6.6(e)(i) or Section 6.6(e)(ii) within thirty (30) days after the Initiating Member’s receipt of the Buy/Sell Election Notice. If the Initiating Member fails to timely notify the Non-Initiating Member of its election, then the Initiating Member shall be deemed to have made an election of Section 6.6(e)(i).

(g) If the Initiating Member pursues a Third Party Sale:

(i) The Non-Initiating Member and the Company shall cooperate in the Initiating Member’s Third Party Sale process in any manner reasonably requested by the Initiating Member. The Initiating Member will bear all costs and fees incurred in connection with the Third Party Sale (including without limitation all reasonable and necessary third party costs and fees, including attorneys’ fees, incurred by the Non-Initiating Member in cooperating in such Third Party Sale process), except each Member will bear the costs and fees of its own independent advisors.

(ii) The Initiating Member will have the requisite authority to negotiate and approve the Third Party Sale (which Third Party Sale will be conditioned on the consummation of the purchase or redemption of the Units of the Non-Initiating Member at the applicable Buy/Sell Unit Price); and to this end the Initiating Member will have exclusive authority during this period to approve such a sale and any related agreements without the necessity of obtaining the consent or approval of the Board or the other Member; provided, however, that any representations and warranties relating specifically to any Member shall only be made by that Member and any indemnification provided by the Members shall be made on a several, not joint, basis; provided further, however, that the Non-Initiating Member shall be required to make only the Required Representations. In no event shall (A) the consideration to be received by any Transferring Person in connection with a Third Party Sale consist of any form of non-cash consideration other than freely tradable publicly traded securities (subject to any customary lockup not to exceed 90 days) or (B) the amount of any indemnity obligation of any Transferring Person exceed the amount of cash and the fair market value of any non-cash consideration received by such Transferring Person in such Third Party Sale, except in the case of fraud by such Transferring Person. Any indemnification or other obligation assumed or incurred in connection with a Transfer shall be allocated among the Transferring Persons in the same proportion as the consideration received by the Transferring Persons, in each case other than with respect to the Required Representations.

(iii) If the Initiating Member successfully negotiates a Third Party Sale (other than as a sale of assets), then prior to or upon consummation of the Third Party Sale, the Initiating Member will purchase the Units held by the other Members at the applicable Buy/Sell Unit Price, or cause the purchaser in such Third Party Sale to purchase such Units at the applicable Buy/Sell Unit Price. The purchase of such Units will be held at such time and place as will be elected by the Initiating Member but in any event not more than one hundred twenty (120) days after the Initiating Member’s receipt of the Buy/Sell Election Notice, subject to extension for such period of time (not to exceed thirty (30) days) as necessary to permit the Initiating Member or the third party purchaser to obtain any required governmental approvals but in any event will occur no later than upon the consummation of the Third Party Sale.

(iv) If the Initiating Member is unsuccessful in completing a Third Party Sale or the redemption or purchase of the Units held by the other Members is not consummated within the time period specified in Section 6.6(g)(iii), then Initiating Member will purchase the Units held by the Non-Initiating Member pursuant to Section 6.6(e)(i) within thirty (30) days after the one hundred twenty (120) day period set forth in Section 6.6(g)(iii).

(h) It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 6.6 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with each of said obligations, and (ii) the uniqueness of the Company’s business and the Company’s relationship with the Members. Accordingly, each of the aforesaid obligations will be, and are hereby expressly made, enforceable by specific performance.

(i) Notwithstanding anything contained in this Section 6.6, each transferee of a Member’s Units or any interest therein shall be subject to the terms of this Section 6.6 (whether or not such transferee has been admitted as a Member) but a Member who has transferred its Units or any interest therein to any Person shall not be liable or responsible for any noncompliance or compliance, respectively, with this Section 6.6, by any such transferee of such Member who is not an Affiliate of such Member.

Section 6.7 Assumption of Assignee. Any Transfer of an Interest in the Company permitted under this Article VI must be in writing, and the assignee must expressly, in a written joinder executed by the assignee, (a) agree to be bound by the terms of this Agreement, (b) assume and agree to perform all of the Transferring Member’s agreements and obligations existing or arising with respect to the assigned Interest after the Transfer and (c) make the representations and warranties set forth in Section 3.8 to the Company and to the other Members effective as of the date of Transfer. Upon such Transfer and joinder, (i) the Transferring Member will be relieved of its agreements and obligations arising under this Agreement after the date of the Transfer (but not before) to the extent of the Interest assigned, and if one hundred percent (100%) of that Member’s Interest is Transferred, such Member will be deemed to have withdrawn from the Company and (ii) the assignee shall be admitted as a Member with respect to the Interests acquired upon consummation of such Transfer and compliance with this Section 6.7. An executed copy of each assignment of an Interest in the Company and the assignee’s joinder must be delivered to each Member and to the Company. Except as otherwise expressly provided herein, no permitted Transfer of any Interests will cause a termination or winding-up of the Company.

Section 6.8 Allocations to Member’s Transferee. Upon the Transfer of all or any part of the Interest of a Member, the profits, distributions, net losses, net gains and credits attributable to the Interest Transferred will be allocated, at the sole cost and expense of the transferee and/or transferor, between the transferee and transferor as of the date set forth in the instrument of transfer, based upon a manner that complies with Section 706 of the Code and the Treasury Regulations thereunder, as determined by the Board of Directors.

Section 6.9 Internal Restructure.

(a) Subject to the consent of the Board of Directors in accordance with Article II, the Company may effect an Internal Restructure on such terms as the Board of Directors in the exercise of its reasonable discretion deems advisable. Each Member agrees that it will consent to and raise no objections to an Internal Restructure; provided that (i) the Internal Restructure is undertaken in a manner that results in the Members continuing to have substantially the same direct or indirect ownership of the Company’s assets in place prior to the Internal Restructure, (ii) the Internal Restructure preserves the relative economic interests, preferences, priorities and designations of the Members in the Company or any entity that succeeds to the Company in such Internal Restructure transaction, and (iii) such Member does not determine, based on written advice of counsel, that the Internal Restructure has a reasonable risk of having an adverse legal, regulatory, tax or accounting effect on such Member. Each Member hereby agrees that it will execute and deliver all agreements, instruments and documents as are required, in the reasonable judgment of the Board of Directors to be executed by such Member in order to consummate the Internal Restructure while continuing in effect, to the extent consistent with such Internal Restructure, the terms and provisions of this Agreement, including those provisions granting the Board authority to manage the affairs of the Company, granting certain persons the right to nominate and cause the election of Directors, governing Transfers of Interests in the Company or other equity securities and indemnification.

(b) The Members acknowledge that an Internal Restructure may be undertaken in connection with other events, such as a public offering of the Company or an acquisition of another business or entity and, if so determined by the Board of Directors, such Internal Restructure shall be deemed completed immediately before any such event.

(c) The Members acknowledge that, to engage in an initial public offering, it may be necessary or advisable for the Company to merge or convert into a Delaware corporation (a “Conversion”). Accordingly, if the Board of Directors determines it to be in the best interests of the Company to engage in an initial public offering and to effect a Conversion, the Members agree that the Company’s capital structure shall be restructured in the manner described in this Section 6.9 and the Members shall vote and take all other action necessary in order to effect such Conversion. In connection with a Conversion, all Interests in the Company (the “Old Interests”) will be exchanged for common stock of the surviving corporation (the “Conversion Consideration”). In determining the portion of the Conversion Consideration to be exchanged for the Old Interests, the Company shall determine what portion of the Conversion Consideration would have been distributed among all of the holders of the Old Interests if the Company’s sole asset consisted of the Conversion Consideration and the Company distributed the Conversion Consideration in the same manner distributions would have been made in a complete liquidation of the Company taking into account the various rights, preferences and designations governing the Old Interests (which rights, preferences and designations are set forth in this Agreement, each as they may exist before the Conversion). Once the Company determines the portion of the Conversion Consideration that would have been distributed to each class or series of Old Interests if the Company had been liquidated immediately before the Conversion, the Board of Directors will then determine the exchange ratio of the Old Interest into common shares of the surviving corporation.

(d) Upon the consummation of an Internal Restructure, the surviving entity or entities shall assume or succeed to all of the outstanding debt and other liabilities and obligations of the Company. To the extent practicable, the governing instruments of the surviving entity shall incorporate the governance provisions of this Agreement. All Members shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Company in connection with consummating an Internal Restructure including a Conversion including voting for or consenting thereto.

Section 6.10 Other Assignment Void. Any purported Transfer of an Interest in the Company not permitted by this Article VI is null and void ab initio and of no effect whatsoever.

Section 6.11 Allocation and Distribution of Consideration. Upon any Transfer of Units in which two or more holders of Units Transfer Units pursuant to a Liquidity Event, Internal Restructure or pursuant to Section 6.2 or Section 6.3:

(a) The Fair Market Value of any non-cash property included in the consideration for such Transfer shall be added to the aggregate cash proceeds included in the consideration for such Transfer to determine the aggregate proceeds of such Transfer (the “Disposition Proceeds”). Each holder of Units included in such Transfer shall receive such holder’s (i) proportionate share of the aggregate non-cash consideration comprising the Disposition Proceeds and (ii) proportionate share of the aggregate cash consideration comprising the Disposition Proceeds, in each case determined in accordance with Section 6.11(b) below.

(b) For purposes of determining the proportionate share of the Disposition Proceeds to be delivered to each holder whose Units are included in such Transfer, the following provisions shall apply:

(i) with respect to a Transfer in which all outstanding Units are Transferred (A) the Company shall be deemed to have distributed pursuant to Section 5.4 an amount equal to the Disposition Proceeds (giving effect to all prior distributions under Section 5.4 and Section 5.5) and (B) the amount that would be distributable to each holder of Units pursuant to the hypothetical distribution in accordance with Section 6.11(b)(i)(A) on account of such holder’s Units shall be the amount of such Disposition Proceeds to be paid to such holder;

(ii) with respect to any Drag-Along Sale or Tag-Along Sale that includes less than all outstanding Class A Units and in which Class B Units are included pursuant to Section 6.2(h) or Section 6.3(e), (A) the Board shall determine a Company Sale Value based on the purchase price offered for the Class A Units as set forth in the Tag-Along Notice, (B) the Board shall assume that an amount of cash equal to such Company Sale Value was distributed pursuant to Section 5.4 (giving effect to all prior distributions under Section 5.4 and Section 5.5 through the date of the Tag-Along Sale for purposes of determining the appropriate distributions under Section 5.4), (C) each holder of Class B Units whose Class B Units are included in such Tag-Along Sale shall be allocated a portion of the Disposition Proceeds with respect to such holder’s Class B Units equal to the amount that would be distributable on account of such holders’ Class B Units by applying Section 5.4 to a distribution amount equal to such Company Sale Value in accordance with Section 6.11(b)(ii)(B), and (D) each holder of Class A Units and each holder of Class C Units participating in such Tag-Along Sale shall be allocated, with respect to such holder’s Class A Units and Class C Units included in such Tag-Along Sale, a portion of the balance of the Disposition Proceeds remaining after giving effect to clause (C) above (the “Remaining Tag Balance”), equal to the Remaining Tag Balance multiplied by a fraction, (x) the numerator of which is the amount that would be distributable to such holder in the hypothetical distribution in accordance with Section 6.11(b)(ii)(B) on account of such holder’s Class A Units and/or Class C Units being included in such Tag-Along Sale and (y) the denominator of which is the amount that would be distributable to all holders of Class A Units and Class C Units participating in such Tag-Along Sale on account of such holders’ Class A Units and Class C Units being included in such Tag-Along Sale by applying Section 5.4 to a distribution amount equal to such Company Sale Value in accordance with Section 6.11(b)(ii)(B) (subject to any adjustment as necessary to give effect to any different economic attributes of the Class A Units being Transferred if such Class A Units being Transferred by a holder of Class A Units have different economic attributes relative to Class A Units being Transferred by other holders of Class A Units).

(iii) with respect to any Drag-Along Sale or Tag-Along Sale that includes less than all outstanding Class A Units and in which Class B Units are not included pursuant to Section 6.2(h) or Section 6.3(e), (A) the Company shall be deemed to have distributed pursuant to Section 5.4 an amount equal to the Disposition Proceeds on account of the Class A Units and Class C Units being Transferred in such Tag-Along Sale (giving effect to all prior distributions under Section 5.4 and Section 5.5 but assuming that no proceeds are distributable on account of the Class B Units) and (B) the amount that would be distributable to each holder pursuant to the hypothetical distribution in accordance with Section 6.11(b)(iii)(A) on account of such holder’s Class A Units and Class C Units being Transferred in such Tag-Along Sale shall be the amount of such Disposition Proceeds to be paid to such holder (subject to any adjustment as necessary to give effect to any different economic attributes of the Class A Units being Transferred if such Class A Units being Transferred by a holder of Class A Units have different economic attributes relative to Class A Units being Transferred by other holders of Class A Units); and

(iv) for purposes of determining the amount of the Disposition Proceeds to be allocated among and/or delivered for the Class A Units, Class B Units and Class C Units pursuant to an Internal Restructure or Transferred in a Liquidity Event, other than as described in Section 6.11(b)(i), the methodology set forth in Section 6.11(b)(ii) and Section 6.11(b)(iii) shall apply, mutatis mutandis.

Section 6.12 Yorktown-Carbon Assignment.

(a) Yorktown may assign all or any portion of its Interests to Carbon in exchange for shares of common stock of Carbon, subject to Section 6.1(b) and Section 6.7 (such assignment, the “Yorktown-Carbon Assignment“). Effective upon any Yorktown-Carbon Transfer, Carbon shall succeed to the rights of Yorktown with respect to the Interests assigned by Yorktown to Carbon. In the event that Yorktown assigns all of its Interests to Carbon pursuant to a Yorktown-Carbon Transfer, Yorktown shall be deemed withdrawn as a Member of the Company and Carbon shall succeed to the rights and obligations of Yorktown under this Agreement with respect to the Interests assigned by Yorktown to Carbon (including the right to appoint Board designees and the obligation to make Capital Contributions under Article IV).

(b) If the Yorktown-Carbon Assignment occurs, the terms agreed to by Yorktown and Carbon with respect to the Yorktown-Carbon Assignment shall not be taken into account for purposes of Company Sale Value or otherwise with respect to the value of the Company or its assets.

(c) If the Yorktown-Carbon Assignment occurs, the Members will act in good faith to amend and restate the Agreement to give effect to the Yorktown-Carbon Assignment and the purpose and intent of this Section 6.12.

ARTICLE VII
DISSOLUTION; WINDING UP

Section 7.1 Dissolution. The Company shall be dissolved only upon the first to occur of any of the following events (“Dissolution Events”):

(a) the election by the Supermajority of the Voting Power to dissolve the Company;

(b) February 23, 2027, unless extended upon Majority of the Voting Power for up to two successive one year terms; or

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 7.2 Winding Up. Upon the occurrence of a Dissolution Event, the business of the Company shall be wound up and shall, except to the extent consistent with such winding up, cease. The Board of Directors shall act as liquidator unless it elects to appoint one or more other Persons, who may or may not be Members, to act as liquidator. The liquidator shall proceed diligently to wind up the business and affairs of the Company and may determine all matters in connection with the winding up of the Company, including any arrangements to be made with creditors, the amount or necessity of reserves to cover contingent or unforeseen liabilities, and whether, to what extent, for what consideration, and on what terms any or all of the assets of the Company are to be sold. The liquidator may in its discretion retain any obligations due to the Company and distribute (or apply in satisfaction of Company obligations) the proceeds thereof as collected. The costs and expenses of the winding up and liquidation of the Company shall be borne by the Company. Until final distribution, the liquidator shall continue to manage the Company’s affairs and, if the liquidator is a Person other than the Board of Directors, shall, to the extent consistent with the liquidator’s obligations, have all of the power and authority of the Board of Directors and be entitled to indemnification and advance payment of expenses in accordance with the provisions of this Agreement as if the liquidator were the Board of Directors. The liquidator shall give or cause to be given all notices to creditors required by applicable Law and, in addition to any reports otherwise required by this Agreement to be given to the Members, shall cause a proper accounting of the Company’s assets, liabilities and operations to be made and furnished to the Members as of the date all assets of the Company are finally distributed to the Members or applied in payment of Company liabilities.

Section 7.3 Application and Distribution of Proceeds of Liquidation. During or upon completion of the winding up of the Company, the assets of the Company shall be applied and distributed by the liquidator, in one or more installments, in the following order and priority:

(a) to the payment, or provision for payment, of the costs and expenses of the winding up;

(b) to the payment, or provision for payment, of creditors of the Company (including Members, other than in respect of Distributions) in the order of priority provided by Law;

(c) to the establishment of any reserves deemed necessary or appropriate by the liquidator to provide for contingent or unforeseen liabilities of the Company; and

(d) the balance shall be distributed to the Members in accordance with Section 5.4.

All Distributions to the Members pursuant to Section 7.3(d) above shall be in the form of cash, unless the Board of Directors otherwise determines.

Section 7.4 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the liquidator (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings as necessary and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE VIII
LIABILITY AND INDEMNIFICATION

Section 8.1 No Liability for Company Debts. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be liable for any such debts, obligations or liabilities. Additionally, except as otherwise expressly required by Law, no Member, in its capacity as a Member, shall have any liability in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make other payments expressly provided for in this Agreement and (d) the amount of any Distributions wrongfully distributed to it.

Section 8.2 Indemnification. To the fullest extent permitted by Law, the Company shall indemnify each Covered Person from and against any and all Covered Losses arising from any and all claims, demands, causes of action, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as such, regardless of whether any of the foregoing arise from the sole, partial or concurrent negligence of such Covered Person; provided, however, that the Company shall not indemnify a Covered Person for Covered Losses arising directly from fraud, intentional or willful misconduct, gross negligence or a knowing violation of the Law or a breach of the terms of any Transaction Agreement that is materially related to the claim giving rise to the Covered Losses, for which the Covered Person is seeking indemnification. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that the Covered Person failed to meet the standards for indemnification set forth in the immediately preceding sentence. Any indemnification hereunder shall be satisfied solely out of the assets of the Company (subject to Section 5.6(b)). In no event may a Covered Person subject the Members to personal liability by reason of these indemnification provisions. The indemnification provided by this Section 8.2 shall be in addition to, but not duplicative of, any other rights to which a Covered Person or any other Person may be entitled under any agreement to which the Company is a party, pursuant to any vote of the Members, as a matter of Law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.

Section 8.3 Advance Payment and Appearance as a Witness. To the fullest extent permitted by applicable Law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, cause of action, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, cause of action, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.2. The Company shall pay or reimburse expenses incurred by a Person who is or was a Member, Manager, officer or employee of the Company in connection with their appearance as a witness or other participant in a proceeding at a time when they are not a named defendant or respondent in the proceeding.

Section 8.4 Insurance. The Company shall procure and maintain insurance, to the extent and in such amounts as approved by the Board of Directors, in its sole discretion, on behalf of Covered Persons and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 8.3 and containing such other procedures regarding indemnification as are appropriate. The insurance as in effect for the Company as of the Effective Date is set forth on Exhibit C, and any reduction in the amount of insurance coverage from as set forth on Exhibit C shall require approval of a Supermajority of the Voting Power.

Section 8.5 Non-exclusivity of Rights; Company as Indemnitor of First Resort. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of, and shall not limit, any other rights or remedies to which any Covered Person may be entitled or which may otherwise be available to any Covered Person at Law or in equity. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Members and certain of their Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees that (a) the Company is the indemnitor of first resort for matters covered by this Article VIII (i.e., its obligations to the Covered Persons under Article VIII are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for all expenses, liabilities, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of Article VIII (or any other agreement between the Company and the Covered Persons), without regard to any rights the Covered Persons may have against the Member Indemnitors, and (c) the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of a Covered Person with respect to any claim for which the Covered Person has sought indemnification from the Company pursuant to Article VIII shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Company. The Company agrees that the Member Indemnitors who are not Members are express third party beneficiaries of the terms of this Section 8.5.

Section 8.6 Savings Clause. If all or any part of this Article VIII shall be invalidated for any reason by any court of competent jurisdiction, the Company shall nevertheless indemnify and hold harmless each Covered Person, and may indemnify and hold harmless any other Person, for costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with any claim, to the fullest extent permitted by any portion of this Article VIII not invalidated and to the fullest extent otherwise permitted by applicable Law.

ARTICLE IX
CERTAIN TAX MATTERS

Section 9.1 Partnership Classification. The Company will be treated as a partnership for U.S. federal (and applicable state and local) income tax purposes and, except with the prior written consent of all Members shall not (i) convert or reorganize into any other legal form or take any action that would result in the Company no longer being taxed as a partnership for U.S. federal income tax purposes, (ii) elect under Treasury Regulations Section 301.7701-3 or otherwise to be taxed other than as a partnership, or (iii) elect to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no Member shall take any action inconsistent with such limitations.

Section 9.2 Tax Returns and Tax Information. The Manager shall cause all required federal, state, local and foreign tax returns of the Company to be prepared and timely filed. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company, its assets and operations necessary to enable the Company’s tax returns to be prepared and timely filed.

Section 9.3 Tax Elections. Except as provided otherwise in this Agreement, the Board of Directors shall have the authority to make all tax elections required or permitted to be made by the Company; provided, however, that no election shall be made to classify the Company as an association taxable as a corporation without the consent of all the Members. The Board of Directors shall, at the request of any Member, cause the Company to make an election under Section 754 of the Code.

Section 9.4 Election by Members. In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Manager may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith.

Section 9.5 Tax Matters Representative.

(a) Designation of Tax Matters Representative. The Manager is hereby designated as the “tax matters partner”, “partnership representative” or any similar role, as applicable within the meaning of the Code and applicable state, local or foreign tax law, and shall have all of the rights, authority and power and shall be subject to all of the obligations associated therewith to the extent provided in the Code, the Treasury Regulations and applicable state, local or foreign tax law (the “Tax Matters Representative”). The Tax Matters Representative shall carry out the duties and responsibilities of such status in good faith and to the extent that any such duties or responsibilities are not routine, ministerial functions, the Tax Matters Representative shall obtain the consent of the Board of Directors before taking (or refraining from taking) any actions or making any decisions in respect of such duties or responsibilities.

(b) Expenses of the Tax Matters Representative. Expenses incurred by the Tax Matters Representative or in a similar capacity as set forth in this Section 9.5, shall be borne by the Company. Such expenses shall include, without limitation fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

Section 9.6 Withholding. The Company may withhold and shall timely remit to any applicable tax authority all amounts required by any Law to be withheld by the Company from or with respect to Distributions to a Member or from or with respect to a Member’s distributive share of Company taxable income or loss (or item thereof). Each Member shall timely provide to the Company upon request all information, forms and certifications reasonably necessary or appropriate to enable the Company to comply with any such withholding obligation, or to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding or other taxes or similar payments, including U.S. federal withholding tax under Sections 1471 and 1472 of the Code or the Treasury Regulations thereunder. Further, each Member covenants to the Company that the information, forms and certifications furnished by it shall be true and accurate in all respects. Each Member shall, upon demand by the Company, indemnify the Company for the indemnifying Member’s share of any such withholding and all related costs and expenses of the Company. Any amounts so withheld in respect of a Member shall be treated as a distribution to such Member for all purposes of this Agreement.

ARTICLE X
BOOKS AND RECORDS; REPORTS

Section 10.1 Maintenance of and Access to Books and Records. At all times until the dissolution and termination of the Company, the Company shall maintain separate books of account that show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the business of the Company in accordance with this Agreement. In addition, the Company shall keep and maintain at its principal office all Records and information required to be kept and maintained in accordance with the Act and shall make such information available to any Member or representative requesting the same within five (5) days after receipt of a written request by the Company. The Board of Directors shall permit each of the Members, from time to time and at reasonable intervals, (i) to examine, audit and make copies of the Records of the Company as well as all such other data and information in the possession or control of the Board of Directors concerning the Company, Company properties and the ownership and operation thereof, which Records shall be available to the Members or their representatives at all reasonable times at the principal office of the Company, or at such other office where such information is maintained, upon the written request of any Member, and (ii) to discuss the business, financial condition and results of operations of the Company with officers, accountants, and other representatives of the Company.

Section 10.2 Bank Accounts. The Board of Directors shall cause to be established and maintained for and in the name of the Company one or more bank or investment accounts or arrangements. All Company funds shall be deposited in such account(s) and shall not be commingled with funds of any other Person. All deposits to and disbursements from such account(s) shall be made only for proper Company purposes and shall be signed by one or more authorized signatories designated by the Board of Directors.

Section 10.3 Reports. The Company shall furnish the following to the Members:

(a) Within 45 days after the end of each calendar month: (i) a written report by the Company’s management describing the results of operations of the Company, including any applicable qualitative analysis comparing the Company’s performance with prior periods, for such calendar month; and (ii) a report of the Manager with respect to the operational status of the Company and each of its Subsidiaries for such monthly period, including progress on capital projects included in the Budget for such calendar month, and a Budget to actual variance analysis;

(b) Within 60 days after the end of each Fiscal Quarter: (i) an unaudited consolidated balance sheet as of the end of such Fiscal Quarter and unaudited related statement of operations and statement of cash flows for such Fiscal Quarter including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied; (ii) a written report by the Company’s management describing the results of operations of the Company, including any applicable qualitative analysis comparing the Company’s performance with prior periods, for such Fiscal Quarter; and (iii) a report of the Manager with respect to the operational status of the Company and each of its Subsidiaries for such quarterly period, including progress on capital projects included in the Budget for such calendar quarter, and a Budget to actual variance analysis;

(c) (i) Within 60 days after the end of each Fiscal Year, an estimated Schedule K-1, and (ii) within 90 days after the end of each Fiscal Year, a final Schedule K-1;

(d) Within 90 days after the end of each Fiscal Year (beginning with the 2017 Fiscal Year) (i) an audited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated statement of operations, statement of members’ equity and statement of cash flows for such Fiscal Year prepared in accordance with GAAP; (ii) a written report by the Company’s management describing the results of operations of the Company, including any applicable qualitative analysis comparing the Company’s performance with prior periods, for such Fiscal Year; and (iii) a report of the Manager with respect to the operational status of the Company and each of its subsidiaries for such yearly period and a Budget to actual variance analysis;

(e) Upon the written request of a Member and at such Member’s expense and provided it can be furnished upon exercise of reasonable commercial efforts, such additional information necessary for the preparation of any state, local and foreign income tax return that must be filed by such Member;

(f) Promptly after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Company, notice of such event together with a summary describing the nature of the event and its impact on the Company;

(g) Within 90 days after the end of each Fiscal Year, the Company shall furnish to the Members an engineering report prepared by the independent petroleum engineers of the Company, which report will set forth estimates of the proved, probable and possible oil and gas reserves of the Company as of the preceding January 1 of such Fiscal Year and net revenues expected to be derived therefrom;

(h) Within five (5) days after delivery pursuant to a Credit Facility, copies of all reports, notices, certifications and other information delivered to the agent, lenders or other counterparties to any Credit Facility; and

(i) With reasonable promptness, the Board of Directors shall cause the Company to furnish to each of the Members such other information and financial data concerning the Company and its business, operations, assets, liabilities, financial condition and results of operations as any such Member may reasonably request.

Section 10.4 Fiscal Year. The fiscal year of the Company shall be the calendar year (“Fiscal Year”). The Company shall have the same Fiscal Year for U.S. federal income tax purposes and for accounting purposes.

ARTICLE XI
DEFINITIONS

Section 11.1 Definitions. Except as otherwise required by the context, the following terms shall have the following meanings:

“A/C Sharing Percentage” means, (i) until an aggregate of $100,000,000 has been distributed by the Company pursuant to Section 5.4 and Section 5.5 (x) 99% to the holders of Class A Units, as a class, and (y) 1% to the holder of Class C Units and (ii) thereafter, (x) as to the holders of Class A Units, as a class, a fraction (expressed as a percentage), the numerator of which is the total number of Class A Units outstanding and the denominator of which is the total number of Class A Units and Class C Units outstanding and (y) as to the holder of Class C Units, a fraction (expressed as a percentage), the numerator of which is the total number of Class C Units outstanding and the denominator of which is the total number of Class A Units and Class C Units outstanding.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, or any successor statute thereto.

“Adjusted Capital Account” means, as of the end of each Fiscal Year, the balance in a Member’s Capital Account (i) increased by (A) any additional Capital Contributions the Member makes or is obligated to make, or is treated as obligated to make pursuant to the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(c), (B) the amount of the Member’s share of any Company Minimum Gain, and (C) the amount of the Member’s share of any Member Nonrecourse Debt Minimum Gain, and (ii) decreased by any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted and applied consistently with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any in such Member’s Adjusted Capital Account as of the end of the Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Adjusted Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Adjusted Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Expenses” means Company Expenses as described in clause (i) and clause (ii) of the definition of Company Expenses.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Available Cash” means the sum of (i) gross cash proceeds from the operations of the Company or its Subsidiaries, as applicable (including sales and dispositions of property whether or not in the ordinary course of business), (ii) any net cash proceeds from any issuance of equity or refinancing of debt or new debt issuance or incurrence, and (iii) other cash on hand less amounts used to pay or establish reserves for all expenses of the Company or its Subsidiaries, as applicable (including general and administrative expenses, contract and marketing costs, debt payments, taxes, capital expenditures, replacements, future acquisitions and investments and contingencies), all as reasonably determined on a periodic basis by the Board.

“Affiliate Contract” means any contract between the Company, on the one hand, and any Member or any of its Affiliates, on the other hand (excluding this Agreement).

“AMI” means any lands depicted in Exhibit D attached hereto, provided that, if the Board of Directors approves the Company conducting business outside of these lands, the AMI shall be automatically revised to include the lands underlying the area or areas reasonably encompassed by the Board’s election.

“Book Basis” means, with respect to each Company asset, the adjusted basis of the asset for U.S. federal income tax purposes, except that (i) the initial Book Basis of an asset other than money contributed by a Member to the Company shall be the fair market value of the asset on the date of contribution, as agreed by the contributor and the Board of Directors, (ii) upon the occurrence of a Revaluation Event, the Book Basis of all Company assets (including intangibles) shall be adjusted to their respective fair market values on such date, as determined by the Board of Directors, (iii) the Book Basis of any Company asset distributed to any Member will be adjusted to equal the fair market value of such asset on the date of distribution as agreed by the Board of Directors and the recipient, (iv) the Book Basis of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.2(f); provided, however, that Book Basis shall be adjusted pursuant to clause (ii) above only if the Board of Directors determines such adjustments are necessary or appropriate, and (v) if the Book Basis of any Company asset has been determined pursuant to the preceding subsections (i), (ii) or (iv), the Book Basis of the asset shall thereafter be adjusted by Simulated Depletion Deductions or Book Depreciation in lieu of any depletion, depreciation, amortization or other cost recovery deductions otherwise allowable for U.S. federal income tax purposes.

“Book Depreciation” means, with respect to any depreciable or amortizable Company asset, an amount that bears the same ratio to the Book Basis of such asset as the amount of depreciation, amortization or other cost recovery deductions with respect to such asset, computed for U.S. federal income tax purposes, bears to the adjusted tax basis of such asset; provided, however, that, if the adjusted tax basis of the asset is zero, Book Depreciation shall be determined under any reasonable method selected by the Board of Directors, and; provided, further, if such asset is subject to adjustments under the remedial allocation method of Treasury Regulations Section 1.704-3(d), Book Depreciation shall be determined under Treasury Regulations Section 1.704-3(d)(2).

“Budget” means the annual capital and operating budget of the Company and each of its Subsidiaries as approved by the Board.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Denver, Colorado or New York, New York are authorized or required by Law to close.

“Capital Account” means the account established for each Member pursuant to Section 4.3.

“Capital Contribution” means the amount of money and the initial Book Basis of any asset other than money (net of liabilities secured thereby that the Company is treated as having assumed or taken subject to pursuant to Code Section 752) contributed by a Member or a Member’s predecessors in interest to the capital of the Company, including Optional Contributions.

“Capital Interest Percentage” means, at any time of determination and as to any Member, the percentage of the total distributions that would be made to such Member if the assets of the Company were sold for their respective Book Basis, all liabilities of the Company were paid in accordance with their terms (limited in the case of non-recourse liabilities to the Book Basis of the property securing such liabilities), all items of Company income, gain, loss and deduction were allocated to the Members in accordance with Section 5.1 and Section 5.2, and the resulting net proceeds were distributed to the Members in accordance with Section 7.3; provided, however, that the Board may determine that the Members’ Capital Interest Percentages should be determined based upon a hypothetical sale of the assets of the Company for their respective Fair Market Value (instead of Book Basis) in order to ensure that such percentages correspond to the Members’ “proportionate interests in partnership capital” as defined in Treasury Regulations Section 1.613A-3(e)(2)(ii). The foregoing definition of Capital Interest Percentage is intended to result in a percentage for each Member that corresponds with the Member’s “proportionate interest in partnership capital” as defined in Treasury Regulations Section 1.613A-3(e)(2)(ii), and Capital Interest Percentage shall be interpreted consistently therewith.

“Class A Member” means a Member holding Class A Units, in its capacity as a holder of Class A Units.

“Class A Sharing Percentage”, with respect to each holder of Class A Units, shall equal the aggregate Class A Units held by such holder of Class A Units through the date of determination, divided by the aggregate Class A Units held by all holders of Class A Units of the Company through the date of determination.

“Class A Unit Price” means:

(i) One Thousand Dollars ($1,000.00) per Class A Unit for each Class A Unit until the Commitment Release Point; and

(ii) thereafter, an amount equal to the Fair Market Value of a Class A Unit immediately after giving effect to the Capital Contribution with respect to which such Class A Unit is being issued.

“Class B Member” means a Member holding Class B Units, in its capacity as a holder of Class B Units.

“Class C Member” means a Member holding Class C Units, in its capacity as a holder of Class C Units.

“CNX Acquisition” means the transactions contemplated by the CNX PSA.

“CNX PSA” means that certain Purchase and Sale Agreement, dated February 17, 2017, by and between CNX Gas Company LLC (as seller) and the Company (as buyer).

“Code” means the Internal Revenue Code of 1986, as amended (including any corresponding provisions of succeeding law).

“Company Expenses” means all costs, expenses, liabilities and obligations relating to the Company’s activities, investments and business (to the extent not borne or reimbursed by a Subsidiary of the Company), including (i) all costs, expenses, liabilities and obligations attributable to the formation and organization of the Company and acquiring, holding and disposing of the Company’s investments, (ii) legal, auditing, insurance (including directors and officers and errors and omissions liability insurance), and accounting expenses, including expenses incurred in connection with the maintenance of the Company’s books of account and other records and the preparation and distribution of audited or unaudited financial statements of the Company, the cost of the preparation and distribution of tax returns and Schedule K-1s (included fees and expenses of independent auditors, accountants and counsel) and other routine administrative expenses of the Company or its Subsidiaries, (iii) all expenses incurred in connection with any indebtedness of the Company or other credit arrangement (including any line of credit, loan commitment or letter of credit) for the Company or related to the Company’s investments, (iv) litigation and indemnification costs and expenses, judgments and settlements, including indemnification obligations under Article III, (vi) consulting, financing, appraisal, filing and other fees and expenses (including expenses associated with the preparation or distribution of the Company’s financial statements, and (vii) any taxes, fees and other governmental charges levied against the Company.

“Company Minimum Gain” shall have the same meaning as “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2) and Section 1.704-2(d).

“Company Sale Value” means the amount that the Company would receive in an all cash sale of all of the Company’s assets and businesses as a going concern (free and clear of all Liens and after use of proceeds for the payment of indebtedness for borrowed money and other outstanding obligations) in an arm’s length transaction with an unaffiliated third-party consummated immediately preceding the event giving rise to the determination of the Company Sale Value (assuming that all of the proceeds of such sale were paid directly to the Company).

“Confidential Information” means any proprietary or confidential information of or relating to the Company or, with respect to each Member, the other Members, including any business information, intellectual property, trade secrets or other information relating to the respective businesses, operations, assets or liabilities of the Company or the Members; provided, however, that any information that is generally available to the public (other than through a breach by the party disclosing the same of its obligations under this Agreement) shall not be deemed “Confidential Information.”

“Conflict Activity” means (a) the negotiation and execution by the Company of any Affiliate Contract or any amendment to or termination of any Affiliate Contract, (b) the waiver of any of the Company’s rights, or the granting of any consent or approval by the Company, under this Agreement (as to any Member) or any Affiliate Contract, (c) the enforcement of any rights of the Company under this Agreement (as to any Member) or with respect to any Affiliate Contract, including enforcing any rights of the Company under this Agreement or any Affiliate Contract in connection with any breach or default (or alleged breach or default) thereunder by the Conflicted Member (or its Affiliates) or for making or enforcing any claims by the Company or for indemnification under this Agreement or any Affiliate Contract or in connection with any dispute with a Conflicted Member (or any of its Affiliates) under any Affiliate Contract, (d) the enforcement of any rights of the Company or any Member under this Agreement or any Affiliate Contract in connection with any bankruptcy, reorganization, liquidation or dissolution of the Conflicted Member or (e) the exercise of discretionary rights by the Company under this Agreement (as to any Member) or any Affiliate Contract.

“Conflicted Member” means a Member that is (or has an Affiliate that is): (i) the counterparty to the Company under an Affiliate Contract or (ii) the adversary or counterparty opposite the Company on any other transaction or dispute giving rise to a Conflict Activity.

“Contract Operating Agreement” means that certain Contract Operating Agreement, dated as of February 23, 2017, by and between Nytis LLC and the Company.

“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Covered Losses” means any and all losses, assessments, fines, penalties, administrative orders, obligations, judgments, amounts paid in settlement, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable court costs and attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Covered Person” means (i) any Member, any Affiliate of a Member or any shareholder, partner, member, manager, director, officer, employee, representative or agent of a Member or any of its Affiliates, (ii) any officer of the Company, (iii) the Manager, and (iv) any member of the Board of Directors, in each case to the extent any such Person is acting in such capacity in connection with the business of the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of February 23, 2017, by and among Carbon Tennessee Company, LLC (as borrower), LegacyTexas Bank (as administrative agent, L/C issuer, sole lead arranger and sole book runner), and the lender parties thereto, as may be amended, restated, modified or supplemented in accordance with its terms.

“Credit Facility” means the Credit Agreement and any other agreement for indebtedness for borrowed money or commodity or interests rate swap, collar or other hedging transactions to which the Company or any Subsidiary of the Company is a party.

“Current Market Value” when used with reference to any capital stock or other security on any date means: (i) if the capital stock or security is then listed or admitted to trading on a national securities exchange, is quoted on the OTC Bulletin Board or is quoted on any other interdealer quotation system or regularly quoted by member firms of the Financial Industry Regulatory Authority, the volume weighted average of the trading prices of such security on the date of determination (if a trading day) and on each of the five (5) trading days immediately preceding, and on each of the five (5) trading days immediately following, the date of the determination (any such capital stock or security so listed, traded or quoted being referred to as “Publicly Traded”) or (ii) if the capital stock or security is not Publicly Traded, the Fair Market Value of such capital stock or security.

“Drilling and Completion Activities” shall have the meaning given such term in the Participation Agreement.

“Electronic Transmission” means a form of communication that (i) does not directly involve the physical transmission of paper, (ii) creates a record that may be retained, retrieved, and reviewed by the recipient, and (iii) may be directly reproduced in paper form by the recipient through an automated process.

“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy the endangerment of property, the health or safety of any Person or the environment.

“Excluded Affiliate Transfer” means (i) any Transfer of Units by a Member who is an individual to a member of such Member’s family or to a trust or similar entity for estate planning purposes, but only if the Member retains the right to vote such Interest following such Transfer; (ii) any Transfer occurring by operation of law upon the death or mental incapacity of a Member who is an individual; (iii) any Transfer of Units by a Member which is a trust to the principal beneficiary of that trust; or (iv) any Transfer of Units by a Member which is a partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated to an Affiliate; provided that, in the case of any Transfer described in clauses (i)-(iv), such transferee agrees to be bound by the terms of this Agreement and evidences same by executing a copy of this Agreement prior to receiving the assignment of such Units.

“Existing Assets” means Nytis LLC’s interest in the Tennessee Mining Tract and any other oil and gas assets in which Carbon or any of its Affiliates have an interest as of February 23, 2017 that are not included in the Participation Assets.

“Fair Market Value” means the fair market value as determined by the Board pursuant to Section 2.10. In determining the Fair Market Value of any non-cash property, all factors which the Board determines might reasonably affect such value shall be taken into account; provided, however, that (i) the Fair Market Value of any non-cash property that consists of Publicly Traded securities or similar instruments shall be the Current Market Value thereof, determined by reference to a record date which shall be fixed by the Board as of a date not less than five (5) trading days before and no more than ten (10) trading days before the proposed action requiring a determination of Fair Market Value of any such non cash property and (ii) in no event shall any non-cash property be valued at less than the price at which the Company can require a third Person to buy the non-cash property, taking into account the creditworthiness of the Person with such purchase obligation, the availability of any collateral for the obligation, and other factors that the Board deems appropriate. The Fair Market Value shall be determined without reduction based upon any lack of control, minority ownership, marketability or other similar discounts.

“Fiscal Quarter” means any three-month period commencing on January 1, April 1, July 1 and October 1 and ending on the last date before the next such date.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, city, municipality or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreement in respect thereof) or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

“Initial Class A Funding Percentage” means (i) as to Carbon, 26.5%, (ii) as to Yorktown, 0.0% and (iii) as to Old Ironsides, 73.5%.

“Internal Rate of Return” means, with respect to each Class A Unit as of any distribution date, the annual percentage rate, which when utilized to calculate the present value of all distributions (i.e., cash inflows) received by the holder of such Class A Unit from the Company with respect to such Class A Unit shall cause such present value to equal the present value of all Capital Contributions (i.e., cash outflows) made with respect to such Class A Unit. In order for a holder of a Class A Unit to receive a positive Internal Rate of Return, a holder must receive an aggregate amount equal to (a) its aggregate Capital Contributions made to the Company during the term of this Agreement on account of or in exchange for such Class A Unit, plus (b) a return thereon. The Internal Rate of Return with respect to a Class A Unit, at any distribution date, shall be computed with annual compounding. For purposes of computing such Internal Rate of Return, (i) each Capital Contribution made on account of or in exchange for such Class A Unit shall be treated as a Capital Contribution made on the applicable date specified in a Capital Call Notice and (ii) each distribution or payment of non-cash property received with respect to such Class A Unit at such distribution date shall be treated as a distribution on such distribution date; provided, however, that for purposes of calculating the Internal Rate of Return with respect to a Class A Unit, the holder of such Class A Unit shall be deemed to have received cash in an amount equal to the Fair Market Value of all non-cash property distributed (or deemed distributed) with respect to such Class A Unit by the Company.

“Internal Restructure” means any re-formation, Conversion, transfer of assets, transfer of membership interests or other securities, merger, incorporation, liquidation or other transaction of, or relating to, or affecting the Company, completed in compliance with Section 6.9.

“Interest” means, with respect to any Member, the entire interest of such Member in the Company, including (i) Units, (ii) the right of such Member to share in the profits of the Company, (iii) the right of such Member to Distributions and (iv) the right of such Member, if any, to participate in the management of the affairs of the Company.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPT Eligible Member” means for purposes of Section 6.4(b)(i) and (ii), (A) if Old Ironsides is the Subject Company, Carbon and its Permitted Transferees holding Class A Units, or (B) if Yorktown or Carbon is the Subject Company, Old Ironsides and its Permitted Transferees holding Class A Units.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Lien” means any mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, or restriction on sale, transfer, assignment, disposition or other alienation, provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Liquidity Event” means any event wherein cash or cash equivalent proceeds to the Members on account of their respective Units are generated outside the ordinary operation of the Company in conjunction with (i) a sale, in one or a series of transactions, of all or substantially all of the assets of the Company, (ii) a sale by the Members of all of the equity of the Company (through a sale, merger or similar transaction), or (iii) a Public Offering.

“Majority Vote” means the affirmative vote of Members whose aggregate Class A Sharing Percentages exceed 50%; provided as long as Old Ironsides owns any Class A Units the affirmative vote of Old Ironsides shall be required to constitute a Majority Vote.

“Management Services Agreement” means that certain Management Services Agreement, dated as of February 23, 2017, by and between the Company and Carbon.

“Manager” shall be the Person from time to time designated by the Board as “Manager” for purposes of this Agreement; Carbon shall be the “Manager” unless otherwise determined by the Board pursuant to Section 2.4(a)(xvii).

“Marketable Securities” means Securities (a) that are traded on an established U.S. or non-U.S. securities exchange, (b) that are reported through an established U.S. or non-U.S. over-the-counter trading system or (c) that the Board reasonably believes are eligible for immediate sale by any Member to which such Securities are distributed (assuming that such Member is not an Affiliate of the issuer of such Securities), in each case that are not subject to any material restrictions on transfer (generally applicable to the distributees thereof) under the Securities Act or other applicable securities laws or as a result of any applicable contractual provisions.

“Member Nonrecourse Deductions” shall have the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704 2(i)(2).

“Member Nonrecourse Debt Minimum Gain” shall have the same meaning as the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Members” means any Person admitted as a member of the Company as of the Effective Date or at any time after the Effective Date in accordance with this Agreement (but such term does not include any Person who has ceased to be a member of the Company).

“Net Income” and “Net Loss” means, the taxable income or loss of the Company, as the case may be, as determined in accordance with Code Section 703(a) for U.S. federal income tax purposes as of the close of each of the Fiscal Years of the Company, computed with the following adjustments:

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition of Net Income and Net Losses will increase the amount of such income and/or decrease the amount of such loss;

(b) Expenditures described in Section 705(a)(2)(B) of the Code or those treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition will be treated as deductible expenses;

(c) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such Fiscal Year or other period;

(d) Gain or loss from the disposition of any Company asset that has a Book Basis that differs from the asset’s adjusted tax basis, will be computed based upon the Book Basis (rather than the adjusted tax basis) of such asset;

(e) Any increase or decrease to Book Basis resulting from a Revaluation Event or from the distribution of any Company asset to a Member shall be included in the computation of Net Income or Net Loss;

(f) gain resulting from any disposition of an Oil and Gas Property shall be treated as being equal to the corresponding Simulated Gain; and

(g) Any items of income, gain, loss, or deduction allocated pursuant to any provision of Section 5.2 will be excluded from the computation of Net Income and Net Loss for purposes of applying Section 5.1.

“Non-Conflicted Member” means, in the context of a Conflict Activity, a Member that is not the Conflicted Member.

“Nonrecourse Deductions” has the meaning set forth in in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nytis LLC” means Nytis Exploration Company LLC.

“Oil and Gas Property” means each separate oil and gas property (as defined in Section 614 of the Code and the applicable Treasury Regulations) held by the Company or any of its Subsidiaries.

“OpCo” means Carbon Tennessee Mining Company, LLC, a Delaware limited liability company, which is a direct, wholly-owned Subsidiary of the Company.

“Parent” means, with respect to any legal entity, any other legal entity that Controls such first legal entity.

“Participation Agreement” means that certain Participation Agreement, dated as of February 23, 2017, by and between Nytis LLC and OpCo.

“Participation Assets” means the right, title and interests of Carbon in all of the existing undeveloped leasehold, undrilled prospects, rights in joint operating agreements and the like, related to Carbon’s Tennessee Mining Tract properties, that are the subject of the Participation Agreement.

“Permitted Transferee” means, as to any Member, any Affiliate of such Member or any other transferee of such Member in an Excluded Affiliate Transfer.

“Person” has the meaning given to such term in the Act.

“Primary JOA” means the “Operating Agreement” as such term is defined in the Participation Agreement.

“Prior Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of February 23, 2017, by and among the Members.

“Priority Amount” means, at the time of any distribution pursuant to Section 5.4, with respect to each Class A Unit, the amount that would be required to be distributed to the holder of such Class A Unit at such time to cause the cumulative amount of distributions made pursuant to Section 5.4 and Section 5.5 (to the extent treated as an advanced distribution under Section 5.4) on account of such Class A Unit to provide an Internal Rate of Return of ten percent (10%) on the aggregate amount of all funded Capital Contributions made to the Company on account of or in exchange for such Class A Unit, including a return of the aggregate amount of all funded Capital Contributions made to the Company on account of or in exchange for such Class A Unit.

“Project” means such projects as may be selected by the Manager for the acquisition, ownership, management, maintenance and operation of oil and gas leases, lease options or other interests in oil and gas properties and seismic data and other rights of entitlement that are acquired by the Company or any of its Subsidiaries.

“Prudent Industry Practices” means, at a particular time, any of the practices, methods, standards of care, skill, safety and diligence, as the same may change from time to time, but applied in light of the facts known at the time, that are consistent with the general standards applied or utilized under comparable circumstances by a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good upstream industry practice.

“Public Offering” means the sale in a firm underwritten public offering registered under the Securities Act of any class of equity securities of the Company (or any successor thereto).

“Qualified Appraiser” means an investment bank or appraisal firm with experience in valuing businesses or non–public securities in the upstream oil and gas industry.

“Records” means all books, records and other documentation, both written and electronic, customarily used to conduct an oil and gas exploration and development business.

“Required Representations” means, with respect to any Member involved in a Transfer of its Interests, representations and warranties by such Member with respect to its ownership of such Transferred Interests free and clear of all Liens and its authority to sell such Transferred Interests.

“Revaluation Event” means, except as otherwise agreed by the Board of Directors, (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the Distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an Interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), (iv) the grant of an Interest as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity in anticipation of becoming a Member and (v) at such other times as the Board may reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704–1(b) and 1.704–2.

“Securities Act” means the Securities Act of 1933, as amended.

“Simulated Basis” means the Book Basis of any Oil and Gas Property.

“Simulated Depletion Deductions” means the simulated depletion allowance computed by the Company with respect to its Oil and Gas Properties pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion Deductions with respect to any Oil and Gas Property, the Simulated Basis of such property shall be deemed to be the Book Basis of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis. For purposes of computing Simulated Depletion Deductions, the Company will apply on a property by property basis the simulated cost depletion method or the simulated percentage depletion method under Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2), as reasonably determined by the Manager.

“Simulated Gain” or “Simulated Loss” means the simulated gain or simulated loss computed by the Company with respect to its Oil and Gas Properties pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (i) of which equity securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, limited liability company, partnership or other entity or having the right to more than 50% of the distributions to be made by such corporation, limited liability company, partnership or other entity (either generally or upon liquidation of such corporation, limited liability company, partnership or other entity) are at the time owned by such Person or (ii) the management of which is otherwise Controlled by such Person.

“Tax Liability Deficiency” means an amount equal to the product of (a) the highest combined U.S. federal, state and local income tax rates (including for this purpose any tax under Code Section 1411 or similar provisions of law) applicable to an individual or corporation (whichever is higher) resident in New York, New York, multiplied by (b) the amount of the Company’s U.S. federal taxable income (net of current year federal taxable losses) for the current taxable year (and as estimated by the Board for any period for which a federal information return has not been filed) allocated to the Members pursuant to this Agreement (ignoring, for this purpose, any allocations pursuant to Code Section 704(c) and the Treasury Regulations thereunder).

“Tennessee Mining Tract” means the property described in Exhibits A and B to the Participation Agreement.

“Transfer” means to sell, or in any other way directly or indirectly transfer, assign, distribute, convey, gift, abandon, hypothecate, encumber, pledge, mortgage or otherwise dispose of, either voluntarily or involuntarily or by operation of law; and “Transferring” means the act of making a Transfer; and “Transferred” means the condition of a Transfer having occurred.

“Treasury Regulations” means temporary and final regulations promulgated under the Code by the United States Department of the Treasury, as amended (including any corresponding provisions of succeeding regulations).

“Ultimate Parent” means (a) subject to clause (b), (i) with respect to Old Ironsides, Old Ironsides Energy Fund II GP, LLC, (ii) with respect to Carbon, Carbon Natural Gas Company, (iii) with respect to Yorktown, Yorktown XI Associates LLC, and (iv) with respect to any other Member, the Person designated by the Board reasonably and in good faith as the Person that ultimately Controls such Member upon its admission as a Member and (b) upon a Change of Control of the Ultimate Parent of a holder of Units, the Person that ultimately Controls such holder of Units following such Change in Control.

“Unfunded Amount” means, as the context requires, (a) that portion of a Capital Call that a Defaulting Member was required to contribute but failed to timely contribute (after giving effect to the Default Cure Period) or (b) that portion of a Capital Call that a Shortfall Member was entitled to contribute but failed to timely contribute (after giving effect to the Shortfall Cure Period).

“Units” mean the Class A Units, the Class B Units and the Class C Units.

Section 11.2 Other Defined Terms. Each of the terms is defined in the provision of the Agreement identified opposite such term in the following table:

Term	Provision
Agreement	Preamble
Approved Exit	Section 6.5(c)
Baseline Budget	Section 2.8(b)
Board of Directors or Board	Section 2.1(a)
Board of Directors Designee	Section 2.2(d)
Business Opportunity	Section 3.4(b)(iii)
Buy/Sell Election Notice	Section 6.6(b)
Buy/Sell Unit Price	Section 6.6(a)
Capital Call Notice	Section 4.1(c)
Capital Calls	Section 4.1(c)
Capital Commitment	Section 4.1(d)
Carbon	Preamble
Carbon Designee	Section 2.2(c)
Certificate of Formation	Section 1.1(a)
Class A Units	Section 3.1(a)
Class B Units	Section 3.1(a)
Class C Units	Section 3.1(a)
Class C Non-Cash Capital Contribution	Section 4.1(a)
Commitment Reduction Date	Section 4.1(g)
Commitment Release Point	Section 4.1(h)
Company	Preamble
Conversion	Section 6.9(c)
Conversion Consideration	Section 6.9(c)
Cure Notice	Section 6.4(e)
Cure Period	Section 6.4(e)
Default Cure Period	Section 4.6
Default Notice	Section 4.6
Defaulting Member	Section 4.6(a)
Designating Party	Section 2.2(d)
Development Budget	Section 2.8(b)
Director	Section 2.1(a)
Disposition Proceeds	Section 6.11(a)
Dissolution Events	Section 7.1
Drag-Along Member	Section 6.2(a)
Drag-Along Notice	Section 6.2(b)
Drag-Along Notice Period	Section 6.2(c)
Drag-Along Sale	Section 6.2(a)
Dragging Member	Section 6.2(a)
Effective Date	Preamble
Electing Party	Section 4.4
Excess Class B Distribution Amount	Section 5.7
Exercising Member	Section 6.4(b)
Fiscal Year	Section 10.4

Term	Provision
Independent Appraiser	Section 2.10
Indirect Parent Transfer	Section 6.4(a)
Initial Appraiser	Section 6.4(c)
Initial Budget	Section 2.8(a)
Initial Contributions	Section 4.1(b)
Initiating Member	Section 6.6(a)
IPT Exercise Notice	Section 6.4(b)
IPT Notice	Section 6.4(a)
IPT Transaction Value	Section 6.4(b)
Key Man Event	Section 4.2
Liquidity Event Notice	Section 6.5(a)
Member Indemnitors	Section 8.5
Member Related Party	Section 3.4(a)(i)
Neutral Appraiser	Section 6.4(d)
Non-Defaulting Member	Section 4.6
Non-Initiating Member	Section 6.6(a)
Non-Shortfall Member	Section 4.1(i)
Offer	Section 6.6(a)
Offeror	Section 6.4(a)
OIE Fund II-A	Preamble
OIE Fund II-B	Preamble
Old Interests	Section 6.9(c)
Old Ironsides	Preamble
Old Ironsides Designee	Section 2.2(c)
Optional Contribution	Section 4.6(c)
Other Investments	Section 3.5(a)(i)
Permitted Investment	Section 3.6(b)
Permitted Variance	Section 2.4(a)(i)
Preemptive Rights Member	Section 4.4
Preemptive Rights Notice	Section 4.4
Primary Exercising Member	Section 6.4(c)
Proposed Budget	Section 2.8(c)
Remaining Tag Balance	Section 6.11(b)(ii)
Restricted Interest	Section 3.6(a)
Second Appraiser	Section 6.4(d)
Services Agreement	Section 2.5
Shortfall Member	Section 4.1(i)
Shortfall Cure Period	Section 4.1(i)
Subject Assets	Section 3.5(d)
Subject Company	Section 6.4(a)
Subsequent Notice	Section 4.4
Subsequent Purchase	Section 4.4
Tag-Along Notice	Section 6.3(b)
Tag-Along Participant	Section 6.3(a)
Tag-Along Partial Sale	Section 6.3(d)
Tag-Along Sale	Section 6.3(a)
Tag-Along Transferring Member	Section 6.3(a)
Tax Matters Representative	Section 9.5
Third Party Sale	Section 6.6(e)(ii)
Transaction Expenses	Section 12.3(a)
Unit Certificate	Section 4.5(a)
Yorktown	Preamble
Yorktown-Carbon Assignment	Section 6.12(a)

Section 11.3 Construction. When required by the context, the gender of words in this Agreement includes the masculine, feminine and neuter genders, and the singular includes the plural (and vice versa). Unless otherwise specified, references in this Agreement to (a) Articles and Sections are to Articles and Sections of this Agreement, (b) Schedules, Exhibits or Annexes are to those attached hereto, each of which is incorporated herein and made a part hereof for all purposes, (c) Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement, (d) the terms “herein,” “hereof,” “hereinafter” or similar derivations are to this Agreement as a whole and not to any particular Article or Section, and (e) the terms “include,” “including” or similar derivations are without limitation.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Notices. All notices and other communications under this Agreement or in connection herewith shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile or Electronic Transmission to the parties at the respective addresses set forth in Exhibit A (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 12.1). All notices and other communications that are addressed as provided in or pursuant to this Section 12.1 shall be deemed duly and validly given (a) if delivered in person or by overnight courier, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by facsimile or Electronic Transmission, upon transmission thereof and receipt of the appropriate answerback.

Section 12.2 Confidentiality. Each party hereto acknowledges the proprietary and confidential nature of the Confidential Information, and agrees that it shall preserve the confidentiality of the Confidential Information and shall not use, publish, disseminate, distribute or otherwise disclose all or any portion thereof without the prior written approval of the Board of Directors.

(a) In the event that a Member receives either a request to disclose any Confidential Information under the terms of a subpoena or order issued by a court or other Governmental Authority of competent jurisdiction or advice of legal counsel that disclosure is required under applicable Law, such Member agrees that, prior to disclosing any Confidential Information, it shall (i) immediately notify the Board of Directors of the existence and terms of, and the circumstances attendant to, such request or advice, (ii) consult with the Board of Directors as to the advisability of taking legally available steps to resist or narrow any such request or to otherwise eliminate the need for such disclosure and (iii) if disclosure is required, use commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed.

(b) Notwithstanding the above, a Member or a member of the Board of Directors may disclose Confidential Information (i) to the extent the disclosure is necessary as a result of the due and proper performance of its duties to the Company pursuant to this Agreement, (ii) to the extent necessary to enforce rights hereunder (provided, however, that the Member seeking to enforce its rights uses commercially reasonable efforts to preserve the confidential nature of the Confidential Information and to limit the harm to the Company or the other Members from the disclosure thereof) or (iii) in connection with disclosures of a general nature regarding general financial information, return on investment and similar information, including in connection with communications to direct and indirect beneficial owners of interests in the Member. The agreements contained in this Section 12.2 shall survive the withdrawal of any Member and the termination of the Company.

Section 12.3 Expenses.

(a) Except as set forth in Section 12.3(b), unless approved by the Board of Directors as a Company Expense, each Member shall be responsible for the payment of all reasonable fees and expenses incurred by such Member in connection with the negotiation and preparation of this Agreement and all agreements and documents ancillary thereto (“Transaction Expenses”). Transaction Expenses shall include all fees, costs, and expenses of legal counsel, accountants and all other third party consultants and advisors engaged by such Member to assist with the due diligence reviews conducted by it or the negotiation or preparation of this Agreement or other agreements and all direct out-of-pocket expenses for travel and similar matters.

(b) Carbon shall be responsible for the payment of all reasonable fees and expenses incurred by or on behalf of such Member in connection with (i) due diligence relating to the CNX Acquisition and (ii) negotiation and preparation of the CNX PSA; provided, however, that the Company shall reimburse Carbon (A) $300,000 for its efforts and expenditures related to its diligence review of the CNX Acquisition and (B) Carbon’s actual out-of-pocket legal and other third party fees incurred in connection with the CNX Acquisition and CNX PSA, promptly following request thereof by Carbon. The Company shall be responsible for the payment or reimbursement of all Transaction Expenses incurred by Old Ironsides and by Yorktown in connection with the negotiation and preparation of this Agreement and all agreements and documents ancillary thereto.

Section 12.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof, including the Prior Agreement. All Exhibits and Schedules hereto are expressly made a part of this Agreement.

Section 12.5 Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act or omission of any Person or to declare any Person in breach or default with respect to an obligation, irrespective of how long that failure continues, shall not be construed as a waiver of the breach or default until the applicable statute of limitations has run. No waiver of any obligation under this Agreement or the Act shall be effective unless in writing signed by or on behalf of the Person or Persons to whom the obligation is owed.

Section 12.6 Amendment. No amendment of this Agreement shall be effective (by merger, consolidation or otherwise) unless such amendment is executed by all of the Class A Members; provided, however, that no Member approval shall be required for any amendment made (x) to Exhibit A in accordance with the last sentence of this Section 12.6, (y) to reflect admission of a new Member approved pursuant to Section 2.4(a)(xii) or effected pursuant to Section 6.7 or (z) in connection with the creation and issuance of additional or different classes or series of Units approved pursuant to Section 2.4(a)(xi); and, provided, further, that (i) the approval of the holder of the Class B Units shall be required for any amendment that adversely affects the right of the Class B Units under Article V of this Agreement relative to the rights of the Class A Units and Class C Units under this Agreement in any material respect, (ii) the approval of the holder of the Class C Units shall be required for any amendment that adversely affects the right of the Class C Units under Article V of this Agreement relative to the rights of the Class A Units and Class B Units under this Agreement in any material respect and (iii) at any time there is a Defaulting Member, the approval of the Defaulting Member (in its capacity as a Class A Member) shall not be required for any amendment of this Agreement provided that such amendment does not materially and adversely affect the rights of the Defaulting Member in its capacity as a holder of Class A Units in a manner that is disproportionate to the other holders of Class A Units. Neither the waiver by the Company or a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of the Company or a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder. Exhibit A shall be amended from time to time to reflect any changes to the information contained therein without the necessity of any Board or Member approval.

Section 12.7 Choice of Law. This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law.

Section 12.8 Public Announcement. Except as otherwise required by applicable Law, no Member or its Affiliates shall make any public announcement or filing with respect to the Company or its affairs or the transactions provided for herein without the prior written consent of the other Member(s), which shall not be withheld unreasonably, except as may be required by law.

Section 12.9 Availability of Equitable Relief. Each of the parties hereto recognizes that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. In order to prevent such irreparable injury, a party hereto may seek temporary injunctive relief from any court of competent jurisdiction.

Section 12.10 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein and the rights of Covered Persons and Member Indemnitors under Article VIII, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement). It is expressly understood and agreed that any attempted or purported Transfer by any party of this Agreement in violation of the provisions of this Section 12.10 shall be null and void.

Section 12.11 Benefit of Agreement. Nothing in this Agreement expressed or implied, shall be construed to give to any creditor of the Company or of any Member any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 12.12 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member agrees to execute and deliver any additional documents and instruments and to perform any additional acts necessary or appropriate to effectuate the provisions of this Agreement and those transactions.

Section 12.13 Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages, each of which shall constitute an original and all of which shall constitute one and the same instrument.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CLASS A MEMBERS:

CARBON NATURAL GAS COMPANY

By:	/s/ Patrick R. McDonald
Name:	Patrick R. McDonald
Title:	Chief Executive Officer

YORKTOWN ENERGY PARTNERS XI, L.P.

By:	Yorktown XI Company LP, its general partner
By:	Yorktown XI Associates LLC, its general partner

By:	/s/ Peter A. Leidel
Name:	Peter A. Leidel
Title:	Member

OLD IRONSIDES FUND II-A PORTFOLIO HOLDING COMPANY, LLC

By:	/s/ Christopher L. Stoeckle
Name:	Christopher L. Stoeckle
Title:	Director

OLD IRONSIDES FUND II-B PORTFOLIO HOLDING COMPANY, LLC

By:	/s/ Christopher L. Stoeckle
Name:	Christopher L. Stoeckle
Title:	Director

Signature Page to A&R LLC Agreement of Carbon Appalachian Company, LLC

CLASS B MEMBER:

CARBON NATURAL GAS COMPANY

By:	/s/ Patrick R. McDonald
Name:	Patrick R. McDonald
Title:	Chief Executive Officer

CLASS C MEMBER:

CARBON NATURAL GAS COMPANY

By:	/s/ Patrick R. McDonald
Name:	Patrick R. McDonald
Title:	Chief Executive Officer

Signature Page to A&R LLC Agreement of Carbon Appalachian Company, LLC

Exhibit A

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF
CARBON APPALACHIAN COMPANY, LLC

This Exhibit is dated as of August [●], 2017

Members and Addresses	Aggregate Capital Contributions Made To-Date (Cash)	Capital Commitment (Cash)	Class A Units	Class A Sharing Percentage	Class B Units	Class C Units
Carbon Natural Gas Company 1700 Broadway, Suite 1170 Denver, CO 80290	$3,950,000.00	$23,560,000.00	3,950.000	15.19%	1,000	121.21212	[1]
Yorktown Energy Partners XI, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	$2,940,000.00	$2,940,000.00	2,940.000	11.31%	–	–
Old Ironsides Fund II-A Portfolio Holding Company, LLC 10 Saint James Avenue, 19th Floor Boston, MA 02116	$15,890,700.57	$61,118,079.75	15,890.70057	61.12%	–	–
Old Ironsides Fund II-B Portfolio Holding Company, LLC 10 Saint James Avenue, 19th Floor Boston, MA 02116	$3,219,299.43	$12,381,920.25	3,219.29943	12.38%	–	–
Total	$26,000,000.00	$100,000,000.00	26,000	100.00%	1,000	121.21212

1 The Class C Units were issued to Carbon in exchange for the Class C Non-Cash Capital Contribution.

A-1

Exhibit B

Members of the Board of Directors

Old Ironsides Designees:	Scott E. Carson
Daniel A. Rioux
Christopher L. Stoeckle

Carbon Designee:	Patrick R. McDonald

B-1

Exhibit C

INSURANCE

[See Attached.]

C-1

EXHIBIT D

AMI

D-1

ExHIBIT E

INITIAL BUDGET

[See Attached.]

E-1